UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a–12

INTERNATIONAL COAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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300 Corporate Centre Drive

Scott Depot, West Virginia 25560

April 15, 2011

Dear International Coal Group, Inc. Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of International Coal Group, Inc. (“ICG”), which will be held on Wednesday, May 18, 2011, at 10:00 a.m. (Eastern Time) at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017.

All holders of record of ICG common stock as of the close of business on March 25, 2011 are entitled to vote at the 2011 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to elect three Class III directors for three-year terms expiring in 2014, to ratify the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for fiscal year ending December 31, 2011, to approve by stockholder advisory vote our executive compensation, to approve by stockholder advisory vote an annual, biennial or triennial frequency for stockholder advisory votes on executive compensation, to vote upon a stockholder proposal regarding a report on pollution reduction, if properly presented, and to transact such other business as may properly come before the 2011 Annual Meeting or any adjournment or postponement thereof.

Our Annual Report for the year ended December 31, 2010 is enclosed. Your proxy card is also enclosed. If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. For “street name” holders, specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee. You may also vote in person at the meeting. If you plan to attend, please bring valid photo identification and evidence of ownership on the record date as described in the proxy statement.

Sincerely,

Wilbur L. Ross, Jr. Chairman of the Board of Directors	Bennett K. Hatfield President and Chief Executive Officer

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

The 2011 Annual Meeting of Stockholders of International Coal Group, Inc. (“ICG” or the “Company”), a Delaware corporation, will be held on Wednesday, May 18, 2011, at 10:00 a.m. (Eastern Time), at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017, for the following purposes:

(1)	To elect three Class III directors for three-year terms expiring in 2014;

(2)	To ratify the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To approve by stockholder advisory vote our executive compensation;

(4)	To approve by stockholder advisory vote an annual, biennial or triennial frequency for stockholder advisory votes on executive compensation;

(5)	To consider and vote upon a stockholder proposal regarding a report on pollution reduction, if properly presented; and

(6)	To transact such other business as may properly come before the 2011 Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 25, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2011 Annual Meeting or any adjournment or postponement thereof.

A list of stockholders entitled to vote at the 2011 Annual Meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at ICG’s principal executive offices, located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, during the ten days preceding the 2011 Annual Meeting.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary

April 15, 2011

YOUR VOTE IS IMPORTANT. IF YOU ARE THE REGISTERED HOLDER OF YOUR SHARES, THEN YOU MAY VOTE YOUR SHARES USING THE INTERNET OR TELEPHONE VOTING OPTIONS EXPLAINED ON YOUR PROXY CARD OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED RETURN ENVELOPE. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKER OR OTHER NOMINEE, THEN YOU MAY VOTE YOUR SHARES BY MAILING YOUR SIGNED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, OR BY TELEPHONE OR THE INTERNET IF YOUR BANK, BROKER OR OTHER NOMINEE HAS PROVIDED YOU WITH INSTRUCTIONS ON HOW TO DO SO. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET WILL BE PROVIDED BY YOUR BANK, BROKER OR NOMINEE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2011—THE PROXY STATEMENT AND 2010 ANNUAL REPORT ARE AVAILABLE AT WWW.INTLCOAL.COM/EPROXY.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING

We mailed this proxy statement, proxy card and our Annual Report for the fiscal year ended December 31, 2010 to all stockholders entitled to vote at the 2011 Annual Meeting on or about April 15, 2011. The 2011 Annual Meeting will be on May 18, 2011, at 10:00 a.m. (Eastern Time) at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017. Directions to the 2011 Annual Meeting can be found at the back of this proxy statement.

Q:    Why did I receive this proxy statement?

A:    The Board of Directors is soliciting your proxy to vote at the 2011 Annual Meeting because you were a holder of International Coal Group, Inc. common stock as of the close of business on March 25, 2011, the record date, and are entitled to vote at the 2011 Annual Meeting. As of the record date, there were 204,151,640 shares of common stock outstanding. This proxy statement summarizes the information you need to know to vote on the proposals expected to be presented at the 2011 Annual Meeting.

Q:    What are the voting recommendations of the Board of Directors?

A:    The Board of Directors recommends the following votes:

•	FOR each of the director nominees (Proposal 1);
•	FOR ratification of the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2);
•	FOR approval of our executive compensation (Proposal 3);
•	FOR approval of an annual stockholder advisory vote on executive compensation (Proposal 4);
•	AGAINST the stockholder proposal regarding a report on pollution reduction (Proposal 5); and
•	In accordance with the judgment of the proxies on any other matters which may properly come before the meeting.

Q:    Will any other matters be voted on?

A:    We are not aware of any other matters that will be brought before the stockholders for a vote at the 2011 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote on such matters using their discretion.

Q:    How many votes do I have?

A:    Each share of common stock that you owned at the close of business on March 25, 2011, the record date, is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record”; and
•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

Q:    How do I vote by proxy?

A:    If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. For “street name” holders, specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for director named in this proxy statement, (ii) for the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for the year ending December 31, 2011, (iii) for our executive compensation, (iv) for an annual stockholder advisory vote on executive compensation, (v) against the stockholder proposal regarding a report on pollution reduction, and (vi) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the 2011 Annual Meeting.

Returning your completed proxy will not prevent you from voting in person at the 2011 Annual Meeting should you be present and desire to do so.

Q:    Can I change my vote?

A:    Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2011 Annual Meeting by:

•	submitting by mail, telephone or Internet a valid, later-dated proxy, as described on your proxy card;
•	if your bank, broker or other nominee has provided you with instructions on how to do so, submitting a valid, subsequent vote by telephone or the Internet;
•	notifying our Secretary in writing before the 2011 Annual Meeting that you have revoked your proxy; or
•	voting in person at the 2011 Annual Meeting.

Q:    If I hold shares in street name, how can I vote my shares?

A:    You can submit voting instructions to your bank, broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these proxy materials by your bank, broker or nominee.

Q:    What will happen if I do not instruct my bank, broker or other nominee how to vote?

A:    If your shares are held in street name and you do not instruct your bank, broker or other nominee how to vote, your bank, broker or other nominee may vote your shares at its discretion on routine matters such as the ratification of the independent registered public accounting firm (Proposal 2).

On non-routine matters, such as the election of directors (Proposal 1) and the stockholder proposals regarding a vote on executive compensation, the frequency of such votes and a report on pollution reduction (Proposals 3, 4 and 5), banks, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Abstentions, shares that are withheld as to voting with respect to nominees for directors and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum but not be counted as votes cast in favor of or against a proposal but will have the same effect as votes cast against a particular proposal.

Q:    How many shares must be present to hold the 2011 Annual Meeting?

A:    Holders of a majority of the shares of our outstanding common stock as of the record date, or 102,075,821 shares, must be represented in person or by proxy at the 2011 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes and broker non-votes will also be counted in determining whether a quorum exists.

Q:    What vote is required to approve each proposal?

A:    For Proposal 1: the election of directors, the three nominees receiving the highest number of “FOR” votes will be elected. Abstentions, broker non-votes and proxies marked “withhold” will have no impact on the election of directors and those marked “for all except” will have no impact on the election of the particular directors for which the vote is withheld.

For Proposal 2: ratification of Deloitte & Touche LLP also requires the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the 2011 Annual Meeting. However, it is considered a routine matter on which brokers may vote, but abstentions will count as votes against ratification.

For Proposals 3 and 5: the stockholder advisory vote on our compensation and the stockholder proposal regarding a report on pollution reduction, each require the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the 2011 Annual Meeting. Accordingly, abstentions and broker non-votes will have the effect of votes against such proposals.

For Proposal 4: the stockholder advisory vote on the frequency of holding advisory votes on executive compensation will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of our stockholders. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

Q:    Who is paying the costs of soliciting these proxies?

A:    We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Additionally, the Board of Directors has retained MacKenzie Partners to assist in soliciting proxies for a fee of approximately $10,000, plus reasonable out-of-pocket expenses.

Q:    What do I need to do to attend the 2011 Annual Meeting?

A:    You are entitled to attend the 2011 Annual Meeting only if you were a stockholder as of the close of business on March 25, 2011 or hold a valid proxy for the 2011 Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 25, 2011, a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2011 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. At the 2011 Annual Meeting, the terms of the current Class III directors (Wilbur L. Ross, Jr., Bennett K. Hatfield and Wendy L. Teramoto) will expire. The terms of the Class I directors (Maurice E. Carino, Jr., Stanley N. Gaines and Samuel A. Mitchell) will expire at the Annual Meeting to be held in 2012 and the terms of the Class II directors (Cynthia B. Bezik and William J. Catacosinos) will expire at the Annual Meeting to be held in 2013.

The Board of Directors has nominated incumbent directors Wilbur L. Ross, Jr., Bennett K. Hatfield and Wendy L. Teramoto for reelection as Class III directors. Each of the nominees was recommended for reelection by the Nominating and Corporate Governance Committee and has been approved by the Board of Directors. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, events which are not anticipated, your proxy authorizes us to vote for another person nominated by the Board of Directors. The Board of Directors has no reason to believe that the persons named as nominees will be unable to serve. A plurality of the votes of the shares of common stock present in person or by proxy and entitled to vote on the election of directors is required to elect Mr. Ross, Mr. Hatfield, and Ms. Teramoto under applicable Delaware law. Abstentions, broker non-votes and proxies marked “withhold” will have no impact on the election of the directors and those marked “for all except” will have no impact on the election of the particular directors for which the vote is withheld.

Qualifications and Experience

The Board of Directors considers the particular experience or skills of individual members, and looks at the Board of Directors as a whole in considering whether an individual is an appropriate nominee for director. As set forth in our Guidelines on Significant Corporate Governance Issues, which is available on our Company’s website, the Board of Directors reviews factors such as judgment, skill, diversity, personal and professional integrity, experience with businesses of comparable size to the Company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Board of Directors has not defined diversity and believes it encompasses different professional experiences and points of view as well as race and gender. No one quality or factor is weighted more heavily. Based on the foregoing, the Board of Directors believes that the mix of experience and skills of the current nominees to the Board of Directors complements those of the existing members as more fully described below.

The Board of Directors unanimously recommends a vote “FOR” each of the Class III nominees named below.

Class III Director Nominees — Term Expiring in 2014

Wilbur L. Ross, Jr.

Mr. Ross, age 73, is an incumbent director nominated for reelection. He has served as the Non-Executive Chairman of our Board of Directors since April 2005 and formerly served in the same capacity at ICG, Inc. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the managing member of the general partner of WL Ross Group, L.P., which in turn is the managing member of the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., WLR Recovery Fund IV L.P., Asia Recovery Fund L.P., Asia Recovery Co-Investment Fund L.P., Absolute Recovery Hedge Fund L.P., India Asset Recovery Fund and Japan Real Estate Recovery Fund, a member of the Investment Committee of the Taiyo Funds (Taiyo Fund, Taiyo Cypress Fund and Taiyo Pearl Fund) and the Chairman of Invesco Private Capital. Mr. Ross is also Chairman of International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles; Nano-Tex, Inc., a fabric innovations company located in the United States; and International Automotive Components Group S.A., a joint-venture company with interests in automotive interior plastics. Mr. Ross is also an executive officer of Invesco Private Equity; and Plascar Participacoes SA. Mr. Ross is a board member of ArcelorMittal N.V.; Assured Guaranty Ltd., a provider of financial guaranty and credit enhancement products; Bank United, Inc.; Compagnie Européenne de Wagons SARL in Luxembourg; Insuratex, Ltd., an insurance company in Bermuda; Plascar Participacoes SA; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry; International Automotive Components Group Brazil LLC; International Automotive Components Group North America LLC; Air Lease Corporation; First Michigan Bank; OCM Limited; Ohizumi Manufacturing Company Limited; and Sun Bancorp. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was previously a director of Mittal Steel Co. N.V. from April 2005 to June 2006, a director of International Steel Group Inc. from February 2002 to April 2005, a director of Montpelier RE Holdings Ltd. from 2006 to March 2010, and a director of Syms Corp. from 2000 through 2007. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of, the Japan Society, British American Business Council; Committee on Capital Markets Regulations; U.S.—India Business Council; the Yale University School of Management, the Harvard Business School Club of New York, the Palm Beach Civic Association, the Palm Beach Preservation Foundation, Palm Beach Firefighters Retirement Board, the Partnership for New York City and the Briarcliffe Condominium Apartment Building. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

Mr. Ross has keen business acumen as well as significant experience in finance and knowledge of the capital markets that provides the Board of Directors with invaluable transactional and financial assistance and insight. Mr. Ross also represents one of the Company’s largest stockholders.

Bennett K. Hatfield

Mr. Hatfield, age 54, is an incumbent director nominated for reelection. He has been our President, Chief Executive Officer and a director since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in Mining Engineering from Virginia Polytechnic Institute and University.

As the President and Chief Executive Officer of the Company, Mr. Hatfield provides the Board of Directors with knowledge of the daily affairs of ICG and with essential experience, insight and expertise in mine planning and development, strategic development and the coal industry in general.

Wendy L. Teramoto

Ms. Teramoto, age 36, is an incumbent director nominated for reelection. She has been a director since October 2004 and was Secretary of ICG, Inc. from October 2004 until April 2005. Presently, Ms. Teramoto is a Managing Director at WL Ross & Co. LLC, and before her current position, Ms. Teramoto served as Senior Vice President from July 2005 through January 2010 and as Vice President from April 2000 through July 2005. Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Additionally, Ms. Teramoto is a director at Wagon PLC, an automotive parts manufacturer, and at The Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad industry. Ms. Teramoto received a B.S. in Accounting and Finance from the University of Colorado.

Ms. Teramoto has significant expertise in analyzing financial issues and experience with manufacturing companies that provides the Board of Directors with essential financial skills and insight directly relevant to the Company. Ms. Teramoto also represents one of the Company’s largest stockholders.

Class I Director Nominees — Term Expiring in 2012

Maurice E. Carino, Jr.

Maurice E. Carino, Jr., age 66, has been a director since May 2006. Since April 2003, Mr. Carino has owned and operated a family business. From April 2003 to May 2005, Mr. Carino was also a consultant to International Steel Group Inc., representing the company on Capitol Hill on a wide range of legislative issues, including international trade, taxes and healthcare. Beginning in 1985 until 2003, Mr. Carino held various positions with Bethlehem Steel Corporation, including Manager of Federal Government Affairs, and Vice President of Federal Government Affairs. While at Bethlehem Steel, Mr. Carino also (i) served as Bethlehem Steel’s Washington representative to the Business Roundtable, (ii) was a member of President George W. Bush’s Industry Sector Advisory Committee for steel-related issues, and (iii) served as a chairman of the American Iron and Steel Institute’s Federal Government Affairs Committee, as well as a member of its Energy, Environment and Tax Committee. Prior to joining Bethlehem Steel in 1985, Mr. Carino was employed by the Electric Power Research Institute as Regional Manager of Member Services and worked for General Electric in various industry segments for over 15 years. Mr. Carino was also a founding member of the Washington Coal Club. He has a B.S. in Engineering Management from Boston University and an M.B.A. from University of Santa Clara.

Mr. Carino has significant business and manufacturing experience, particularly in the steel industry, an important market for our products, and in governmental affairs, both of which provide the Board of Directors with practical knowledge and management experience.

Stanley N. Gaines

Mr. Gaines, age 76, has been a director since May 2006. He is currently retired. Prior to retirement, Mr. Gaines served as the General Manager for five different business units and the Chief Executive Officer of a company with five business segments. In addition, Mr. Gaines was a director and member of the audit committee of the public company, ModTech Holdings, Inc., a national designer and manufacturer of modular buildings. Mr. Gaines served as the Chairman and CEO of GNB Inc., an automotive and industrial battery company, from 1982 to 1988. Prior to GNB, Inc., Mr. Gaines was Senior Vice President, International from 1981 through 1983 and Group Vice President, Batteries, from 1971 through 1981 for Gould Inc., an international and diversified manufacturer. In addition, Mr. Gaines serves as a director of the Battery Council International and as a director and an executive committee member of Students in Free Enterprise. Mr. Gaines attended the University of Virginia and the Harvard Business School Advanced Management Program.

Mr. Gaines has significant experience in the management and development of manufacturing businesses, which provides the Board of Directors with practical knowledge and management experience.

Samuel A. Mitchell

Mr. Mitchell, age 67, has been a director since April 2008. Since 2004, Mr. Mitchell has been a Managing Director of Hamblin Watsa Investment Counsel, a wholly-owned subsidiary of Fairfax Financial Holdings, Inc., a Toronto-based property and casualty insurance holding company. Hamblin Watsa is responsible for managing the investments of Fairfax Financial. From 2005 to 2007, Mr. Mitchell was a director of Odyssey Re Holdings Corp., a majority-owned subsidiary of Fairfax Financial that is an underwriter of property and casualty treaty and facultative reinsurance. Prior to joining Hamblin Watsa, Mr. Mitchell was Managing Director and co-founder in 1993 of Marshfield Associates, a Washington, D.C.-based investment counsel firm. Mr. Mitchell also has experience in the healthcare industry, having served as a Director of Research and Federal Relations for the

Federation of American Health Systems from 1983 to 1993, and as Director of Research for the Health Industry Manufacturers Association from 1977 to 1981. In 1973, he co-founded Research from Washington, which advised large institutional investors on the outlook and economic impact of legislation and federal government initiatives. Mr. Mitchell started his career in 1968 with the Washington, D.C.-based investment counsel firm, Davidge and Co. Since October 2010, Mr. Mitchell has been a director of Overstock.com, an online retailer. He has a B.A. from Harvard College and an M.B.A. from Harvard Business School.

Mr. Mitchell has significant business and investment experience that provides the Board of Directors with financial expertise. Mr. Mitchell also represents one of the Company’s largest stockholders.

Class II Director Nominees — Term Expiring in 2013

Cynthia B. Bezik

Ms. Bezik, age 58, has been a director since April 2005 and was a director of ICG, Inc. from December 2004 through December 2005. Ms. Bezik has over thirty years of financial management experience. She currently provides financial consulting services to companies on a free-lance basis. From May 2006 to August 2008, she was the Chief Financial Officer of WCI Steel, Inc., an integrated, flat-rolled steel producer. Prior to that, Ms. Bezik worked as a financial consultant to the $300 million Senior Secured Noteholders in the WCI Steel, Inc. bankruptcy proceedings from May 2004 to May 2006. From November 1997 through July 2003, Ms. Bezik was a Senior Vice President—Finance and Chief Financial Officer at Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc.), a NYSE-listed company that is a major supplier to the steel industry. Before that, she was the Treasurer at Cliffs Natural Resources, Inc. from October 1994 through October 2003. Earlier in her career, Ms. Bezik was on the audit staff of Ernst & Young, LLP, a professional services organization, and worked for AM International, a large manufacturing company. From September 2005 through mid-2009, Ms. Bezik served as a member of the Board of Managers of Cadence Innovation LLC (f/k/a New Venture Holdings, LLC), a privately held, tier-one automotive supplier, and was appointed chair of its audit committee in October 2005. Additionally, from February through September 2004, Ms. Bezik was a director and chair of the audit committee of Oxford Automotive, Inc., a privately held, tier-one automotive supplier, prior to its filing for reorganization in 2004. Ms. Bezik is a C.M.A. (Certified Management Accountant) and holds a B.S. from Youngstown State University and an M.B.A. from Case Western Reserve University.

Ms. Bezik’s substantial financial and accounting expertise and work experience, particularly in the metals, mining and manufacturing industries, provides the Board of Directors with essential financial skills and insight directly relevant to the Company.

William J. Catacosinos

Dr. Catacosinos, age 80, has been a director since April 2005 and was formerly a director of ICG, Inc. Dr. Catacosinos has served as Managing Partner of Laurel Hill Capital Partners LLC, a private equity investment firm, for over five years. Dr. Catacosinos also currently serves as Manager of the Laurel Hill Advisory Group, LLC and as President of the Laurel Hill Advisory Group Company, a corporate governance consulting firm. From 2000 until the end of 2005, Dr. Catacosinos served as the Chairman, President and Chief Executive Officer of TNP Enterprises, Inc., the parent of Texas-New Mexico Power, an electric utility located in Fort Worth, Texas. Dr. Catacosinos was Chairman and Chief Executive Officer of Long Island Lighting Company, an electric utility, from January 1984 to July 1998. Dr. Catacosinos was also a director of Preservation Science, Inc., a St. Petersburg, Florida, company that researches, develops and markets preservatives and preservative technologies for food, beverage and industrial products. He earned a B.S., an M.B.A. and a Ph.D. in Economics from New York University.

Dr. Catacosinos has significant experience in the energy industry, investment management and corporate governance, as well as prior Chief Executive Officer experience that provides the Board of Directors with industry knowledge and management experience and corporate governance expertise.

PROPOSAL TWO

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has approved, Deloitte & Touche LLP to act as ICG’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the 2011 Annual Meeting. Deloitte & Touche LLP was ICG’s independent registered public accounting firm for the fiscal year ended December 31, 2010.

Stockholder ratification of the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will reconsider whether or not to retain Deloitte & Touche LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different accounting firm at any time during the 2011 fiscal year if the Board of Directors determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2011 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will be available to respond to appropriate questions.

Ratification of the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the 2011 Annual Meeting. The vote is considered a routine matter on which brokers may vote, but abstentions will count as votes against ratification.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement.

Key Executive Compensation Objectives.

It is our belief that our ability to hire, retain and motivate employees is essential to the success of the Company and its stockholders. To that end, the key objective of our executive compensation program is to maximize stockholder value, within appropriate risk-taking parameters, by providing compensation opportunities that:

•	are competitive within our peer group and therefore enable us to attract, retain and motivate highly-qualified individuals within a tight marketplace;

•	reinforce the importance of performance and accountability at both the individual and corporate levels;

•	align the payment of compensation with the attainment of key financial, safety and environmental goals.

As a result, our executive compensation is structured in the manner that we believe best serves the interests of the Company and its stockholders. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our compensation philosophy and how that philosophy was implemented in 2010. Recognizing that no single compensation structure will match perfectly with all stockholders, we believe that our compensation practices are effective in balancing motivation with retention and ultimately in achieving the goal of driving the creation of stockholder value.

Accordingly, we submit the following resolution to stockholders at the 2011 Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s executives, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers.”

Effect of Proposal

The resolution to approve our executive compensation is non-binding on us and our Board of Directors and Compensation Committee. Accordingly, if the resolution is approved, the Board of Directors and Compensation Committee retain discretion to change executive compensation from time to time if they conclude that such a change would be in the best interest of the Company. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve executive compensation. However, our Board of Directors and Compensation Committee value the opinions of stockholders on important matters such as executive compensation and will carefully consider the results of this advisory vote when evaluating our executive compensation programs.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the approval of our executive compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the 2011 Annual Meeting. Abstentions and broker non-votes will have the effect of votes “AGAINST” the proposal.

PROPOSAL FOUR

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

We will provide an advisory vote on executive compensation at least once every three years. In accordance with Section 14A of the Exchange Act, we are asking stockholders for an advisory vote on regarding whether future advisory votes to approve executive compensation should occur on an annual, biennial or triennial basis.

After careful consideration, our Board of Directors recommends that the advisory vote to approve executive compensation occur annually. We believe this frequency is appropriate because we value stockholder input on executive compensation and believe that an annual advisory vote will provide us with regular input on important issues relating to executive compensation.

Effect of Proposal

The vote on the frequency of advisory votes to approve executive compensation is non-binding on us and our Board of Directors, but our Board of Directors values the opinions of stockholders and will carefully consider the results of this advisory vote. However, irrespective of the Board of Directors’ recommendation and the results of the stockholder vote, the Board of Directors may decide to conduct an advisory vote to approve executive compensation on a more or less frequent basis as it determines would be in the best interest of the Company.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote for a frequency of “1 YEAR” for the advisory vote to approve executive compensation. Stockholders are asked to specify one of four votes on this proposal: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation. The proxy holders will vote all proxies received for an advisory vote to approve executive compensation every year unless instructed otherwise. Approval of the frequency of an advisory vote to approve executive compensation will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “FOR” vote will be considered the advisory vote of the stockholders. The stockholders’ advisory vote regarding the frequency of holding advisory votes on executive compensation will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of our stockholders. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

All of our employees, including our executive officers, are required to comply with our Code of Business Conduct and Ethics. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Business Conduct and Ethics is available on our website (www.intlcoal.com) by clicking on “Investor Relations” and then “Corporate Governance,” and is available in print. We will also post on our website any amendment to, or waiver from, a provision of our policies as required by law. In addition, the Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. These principles were adopted by the Board of Directors to best ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and to help ensure that the interests of the Board of Directors and management align with the interests of the stockholders. The text of the Guidelines is available on our website (www.intlcoal.com) by clicking on “Investor Relations” and then “Corporate Governance,” and is available in print.

Director Independence

As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors evaluates the independence of its members at least once annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of a director.

This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. To assist it in making its independence determinations, the Board of Directors has adopted categorical standards to identify relationships that are deemed to impair a director’s independence. If none of the relationships enumerated in the categorical standards are present, a director will be deemed to be independent. These categorical standards are attached as an annex to our above-described Guidelines on Significant Corporate Governance Issues. These categorical standards, which are consistent with the general requirements of independence under the NYSE rules, provide that a director is independent if the Board of Directors determines that he or she currently has no direct or indirect material relationship with us and:

•	for the last three years, the director has not been our employee and no member of the director’s immediate family has been one of our executive officers;

•

for the last three years, neither the director, nor any member of the director’s immediate family, has received more than $120,000 during any 12-month period in direct compensation from us (other than director or committee fees, pensions, deferred compensation or non-executive compensation as an employee);

•

(i) the director is not a current partner or employee of our internal or external auditor; (ii) no member of the director’s immediate family member is a current partner or a current partner of such firm; (iii) no director has an immediate family member who is a current employee of such a firm and personally works on our audit; and (iv) no director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•

for the last three years, neither the director, nor any member of the director’s immediate family, has been employed as an executive officer of another company whose compensation committee includes one of our executive officers;

•	the director is not employed by, and no member of the director’s immediate family is an executive officer of, any company that within the last three years has made payments to, or received payments from, us for property or services in annual amounts exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

the director is not employed as an executive officer of any charitable organization that within the last three years has received contributions from us in any single fiscal year exceeding the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

After considering the above standards for independence and the standards for independence adopted by the NYSE, the Board of Directors has determined that all current directors (including those nominated for reelection), other than Mr. Hatfield, (i.e., seven of eight) are independent.

In making this determination, the Nominating and Corporate Governance Committee and the Board of Directors broadly considered all relevant facts and circumstances, including:

•	the nature of any relationships with us;

•	the significance of the relationship to us, the other organization and the individual director;

•	whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits; and

•	any commercial, banking, consulting, legal, accounting, charitable and familial relationships.

None of the directors, other than Mr. Hatfield, receives any compensation from us other than customary director and committee fees. We pay WL Ross & Co. LLC a fee for advisory services and have reimbursed certain counsel fees for WL Ross & Co. LLC and Mr. Ross as further described under “Certain Relationships and Related Party Transactions” below. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. and Ms. Teramoto is a Senior Vice President of WL Ross & Co. LLC. The Board of Directors has determined that these fees do not impair Mr. Ross’ or Ms. Teramoto’s independence under the foregoing standards.

Director Compensation

Directors who are also our employees receive no additional pay for serving as directors. We currently compensate our non-employee directors in the amount of $50,000 per year plus $1,600 per meeting, as well as reimbursement for travel or other expenses incurred in connection with their service. The chair of the Audit Committee of the Board of Directors receives an additional annual retainer of $15,000 and each of the chairs of the Compensation and Nominating and Corporate Governance Committees of the Board of Directors receive an additional annual retainer of $5,000. Also, commencing in 2009, each non-employee director became entitled to receive an annual grant of restricted share units equivalent to $50,000 in value on the date of grant. The grant of restricted share units is expected to be made annually simultaneously with annual equity awards to our executive officers.

Board of Directors Attendance

The Board of Directors held seven meetings during 2010. During that period, each director attended all of the meetings of the Board of Directors, with the exception of one director missing one meeting. In addition, each director attended all of the meetings of the committees on which he or she served, with the exception of one director missing one committee meeting. All of the members of our Board of Directors attended the 2010 Annual Meeting. All of the members of our Board of Directors are expected to attend the 2011 Annual Meeting. Our independent directors held three executive sessions outside the presence of management in 2010. In his capacity as our Non-Executive Chairman, Mr. Ross presides at these executive sessions.

Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with our Board of Directors, a board committee or with an individual director may do so by sending an email to RNicholson@intlcoal.com or writing to such group or persons at:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Roger L. Nicholson, Senior Vice President, Secretary and General Counsel

Communications should specify the addressee(s) and the general topic of the communication. Our General Counsel will review and sort communications before forwarding them to the addressee(s). Concerns relating to accounting or auditing matters or possible violations of our Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on our website (www.intlcoal.com) by clicking on “Investor Relations” and then “Corporate Governance,” and is available in print.

Committees of the Board of Directors

The Board of Directors has appointed three standing committees from among its members to assist it in carrying out its obligations. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on our website (www.intlcoal.com) by clicking on “Investor Relations” and then “Corporate Governance,” and is available in print. A description of each committee and its membership follows.

Compensation Committee

Our Compensation Committee consists of Mr. Gaines (Chair), Ms. Bezik, Mr. Carino and Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Compensation Committee met five times during 2010 and held three executive sessions outside the presence of management. Some of the primary responsibilities of the Compensation Committee include the following:

•

annually reviewing the corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and, together with the other independent members of the Board of Directors, determining and approving the CEO’s compensation levels, including salary, bonus, incentive and equity compensation, based on this evaluation;

•

annually reviewing the evaluation process and compensation structure for our other executive officers, evaluating the performance of our other executive officers and approving the annual compensation levels, including salary, bonus, incentive and equity compensation for such executive officers, based on these evaluations;

•	reviewing our incentive compensation plans and equity-based compensation plans and recommending changes to such plans to the Board of Directors as needed;

•	taking such actions as are contemplated to be taken by the Compensation Committee under our equity incentive and other employee benefit plans; and

•

reviewing our “Compensation Discussion and Analysis,” making a recommendation as to inclusion in our Annual Report on Form 10-K and proxy statement relating to our annual meeting of stockholders, and including such recommendation in our proxy statement for our annual meeting of stockholders.

The Compensation Committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities.

A separate Compensation Committee Report is set forth on page 29 of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance committee consists of Dr. Catacosinos (Chair), Mr. Carino and Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Nominating and Corporate Governance Committee met four times in 2010 and held three executive sessions outside the presence of management. The duties of the Nominating and Corporate Governance Committee include, among other things:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending candidates to fill vacancies and newly-created positions on our Board of Directors;

•	recommending whether incumbent directors should be nominated for reelection to the Board of Directors;

•	reviewing and recommending corporate governance principles applicable to our Board of Directors and our employees; and

•	recommending Directors to the Board of Directors for committee membership.

Our Chief Executive Officer, members of the Nominating and Corporate Governance Committee, and other members of our Board of Directors are the primary sources for the identification of prospective nominees. The Nominating and Corporate Governance Committee also has authority to retain third-party search firms to identify director candidates. The Nominating and Corporate Governance Committee assesses potential director nominees based on a variety of factors, such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size and the interplay of the candidate’s experience with the other directors.

The Nominating and Corporate Governance Committee will also consider director recommendations from stockholders that are properly submitted. This does not necessarily mean, however, that any person recommended by a stockholder will be nominated by the Nominating and Corporate Governance Committee. For a description of the process for nominating directors in accordance with our Third Amended and Restated By-laws, please refer to “Stockholder Proposals for the 2012 Annual Meeting” on page 52 of this proxy statement. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether proposed by members of our Board of Directors, management, third-party search firms or stockholders.

Audit Committee

Our Audit Committee consists of Ms. Bezik (Chair), Dr. Catacosinos, Mr. Gaines and Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements. The Board of Directors has determined that Ms. Bezik and Mr. Mitchell are the Audit Committee financial experts based on their satisfaction of the NYSE and Securities and Exchange Commission (“SEC”) standards of possessing accounting or related financial management expertise. The Audit Committee oversees the engagement of independent registered public accounting firms, reviews our annual financial statements and the scope of annual audits and considers matters relating to accounting policies and internal controls.

The Audit Committee met 12 times during 2010 and held 11 executive sessions outside the presence of management. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its oversight responsibility with respect to:

•	the integrity of our financial statements;

•	our financial reporting process and our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls;

•	the performance of our independent auditors and our internal audit function; and

•	the effectiveness of our Ethics and Compliance program.

Some of the primary responsibilities of the Audit Committee include the following:

•	to appoint ICG’s independent registered public accounting firm, which reports directly to the Audit Committee;

•	to approve all audit engagement fees and terms and all permissible non-audit engagements with ICG’s independent registered public accounting firm;

•	to ensure that we maintain an internal audit function and review the appointment of the senior internal audit team and/or provider;

•

to meet on a regular basis with our financial management, internal audit management and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

•

to oversee our financial reporting process and to review in advance our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, annual report to stockholders, proxy materials and earnings press releases;

•	to oversee our Ethics and Compliance program;

•	to review our guidelines and policies with respect to risk assessment and risk management, and to monitor our major financial risk exposures and steps management has taken to control such exposures;

•	to produce the Audit Committee’s report to be included in our annual proxy statement;

•	to review and approve related person transactions in accordance with our policies and procedures; and

•	to make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

A separate Report of the Audit Committee is set forth on page 51 of this proxy statement.

Leadership Structure

Mr. Ross is the Non-Executive Chairman of the Board of Directors and Mr. Hatfield is the President and Chief Executive Officer. The Board of Directors believes that separating these roles enables Mr. Hatfield to run the Company with minimum distraction while the chair leads the Board of Directors, recruits new members, advises the Chief Executive Officer and reviews succession issues.

Board of Directors Role in Risk Oversight

After careful consideration, the Board of Directors has determined that risk oversight is a function best served by the entire Board of Directors. Certain elements of risk oversight related to financial risks, including internal controls, usually are reviewed initially by the Audit Committee. Similarly, risks posed by our compensation practices are initially reviewed by the Compensation Committee and risks associated with the independence of the Board of Directors and potential conflicts of interest are initially reviewed by the Nominating and Corporate Governance Committee. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, to facilitate oversight of risk by the entire Board of Directors, each committee regularly reports about such risks to the entire Board of Directors. Senior management reports directly to the Board of Directors regarding risk management. The Board of Directors and senior management regularly engage in discussions regarding material risks facing the Company so that all members of the Board of Directors understand the risks associated with the business and the Company’s strategy and that the Board of Directors and management agree on the appropriate level of risk for the Company.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)
Bennett K. Hatfield	54	President, Chief Executive Officer and Director
Phillip Michael Hardesty	48	Senior Vice President, Sales and Marketing
Bradley W. Harris	51	Senior Vice President, Chief Financial Officer and Treasurer
Oren Eugene Kitts	56	Senior Vice President, Mining Services
Samuel R. Kitts	49	Senior Vice President, Business Development and Asset Management
Roger L. Nicholson	50	Senior Vice President, Secretary and General Counsel
Gary A. Patterson	54	Senior Vice President, West Virginia-Maryland Region
William Scott Perkins	55	Senior Vice President, Kentucky-Illinois Region
Charles G. Snavely	55	Executive Vice President, Mining Operations
Joseph R. Beckerle	49	Chief Accounting Officer

Bennett K. Hatfield—President, Chief Executive Officer and Director

Mr. Hatfield has been our President, Chief Executive Officer and a director since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in Mining Engineering from Virginia Polytechnic Institute and State University.

Phillip Michael Hardesty—Senior Vice President, Sales and Marketing

Mr. Hardesty has been our Senior Vice President, Sales and Marketing since April 2005. Previously, Mr. Hardesty held various positions with Arch Coal, Inc., a producer of coal in the eastern and western United States, including Vice President, Commercial Optimization from January 2005 through April 2005, Vice President, Marketing Services—East from July 2002 through January 2005, and Director of Marketing Services—East from August 1998 until July 2002. His primary responsibilities at Arch Coal were direct trading, transportation and optimization functions. Mr. Hardesty has a B.S. in Accounting from the University of Kentucky.

Bradley W. Harris—Senior Vice President, Chief Financial Officer and Treasurer

Mr. Harris has been our Vice President and Chief Financial Officer since September 2006, our Senior Vice President since May 2007 and our Treasurer since November 2007. Prior to joining us, Mr. Harris was employed by GMH Communities Trust, or GMH, a self-advised, self-managed, specialty housing company, where he most recently served as Executive Vice President and Chief Financial Officer and was responsible for financial reporting, accounting, information technology and human resources from August 2004 through March 2006. From April 2004 through July 2004, Mr. Harris served as a consultant for GMH Associates, Inc. and GMH on accounting matters. In July 2004, Mr. Harris was appointed Senior Vice President and Chief Accounting Officer of GMH, and was appointed Chief Financial Officer in August 2004. From September 1999 through March 2004,

Mr. Harris served as Vice President and Chief Accounting Officer of Brandywine Realty Trust, an office property REIT. Prior to that time, Mr. Harris served as the Controller of Envirosource, Inc., a service provider to the steel industry, from 1996 through 1999, and as an Audit Senior Manager for Ernst & Young LLP, specializing in real estate, from 1981 through 1996. Mr. Harris is a C.P.A. (Certified Public Accountant) and has a B.S. in Accounting and an M.B.A., both from Lehigh University.

Oren Eugene Kitts—Senior Vice President, Mining Services

Mr. Kitts has been our Senior Vice President, Mining Services since May 2005. Prior to his employment with us, Mr. Kitts was most recently Vice President, Environmental & Technical Affairs for Eastern Operations at Arch Coal, Inc. from May 2003 until May 2005, where he was responsible for regulatory compliance, permitting and management of eastern operations technical staff. Prior to working at Arch Coal, Mr. Kitts was a partner in Summit Engineering Company, a Central Appalachian regional mining and civil engineering company, from May 1996 until May 2003. Before joining Summit Engineering, Mr. Kitts spent over twelve years with A. T. Massey Coal Company, Inc., a Central Appalachian coal producer, in a variety of technical and management assignments, including President of Massey Coal Services. Mr. Kitts initially worked for Pickands Mather & Company, an iron ore mining and shipping company, as the environmental engineer for its coal mining operations in southern West Virginia and eastern Kentucky. Mr. Kitts has a B.S. in Civil Engineering from West Virginia University.

Samuel R. Kitts—Senior Vice President, Business Development and Asset Management

Mr. Kitts has been our Senior Vice President, Business Development and Asset Management since March 2011. Previously he served as Senior Vice President, Planning and Organizational Development since August 2008, was our Senior Vice President, West Virginia Region Operations from November 2007 to August 2008 and was our Senior Vice President, West Virginia and Maryland Operations from April 2005 to November 2007. Prior to his employment with us, Mr. Kitts was the Vice President of Alpha Natural Resources Services, a coal supplier, from April 2004 to April 2005 and the President of Brooks Run Mining Co., LLC, a Central Appalachian coal producer, from February 2003 to April 2005, where has was responsible for overall management of mining operations. From March 2002 to February 2003, Mr. Kitts was the President of Brooks Run Coal Company. Prior to that time, Mr. Kitts held various management positions at Massey Energy Company from December 1986 to March 2002. Mr. Kitts has a B.S. in Geology and an M.B.A. from Marshall University.

Roger L. Nicholson—Senior Vice President, Secretary and General Counsel

Mr. Nicholson has been our Senior Vice President and General Counsel since April 2005 and our Secretary since February 2006. Prior to joining us, Mr. Nicholson was a member at the law firm of Jackson Kelly, PLLC from April 2002 to April 2005. His practice focused on energy and natural resources, mergers and acquisitions and commercial and mineral real estate. Before joining Jackson Kelly, PLLC, Mr. Nicholson served as Vice President, Secretary and General Counsel of Massey Energy Company, a Central Appalachian coal producer, from February 2000 to April 2002. From June 1995 to February 2000, Mr. Nicholson was assistant general counsel of Massey Energy Company. He has a B.S. in Economics and Political Science from Georgetown College and a J.D. from the University of Kentucky.

Gary A. Patterson—Senior Vice President, West Virginia-Maryland Region

Mr. Patterson has been our Senior Vice President, West Virginia-Maryland Region since August 2010 and was President and General Manager of ICG Beckley from May 2009 to August 2010. Prior to his employment with us, Mr., Patterson served as President of AMVEST WV Coal, a Central Appalachia coal mining company, from 1999 to 2009. From 1979 to when he joined AMVEST WV Coal in 1993, Mr. Patterson held various operations management positions at Shell Mining Company. Mr. Patterson has a B.S. in mining engineering from Michigan Technological.

William Scott Perkins—Senior Vice President, Kentucky-Illinois Region

Mr. Perkins has been our Senior Vice President, Kentucky-Illinois Region since August 2010, was our Senior Vice President, Kentucky Region Operations from November 2007 to August 2010, and was our Senior Vice President, Kentucky and Illinois Operations from April 2005 to November 2007 and held the same position at ICG, Inc. from January 2005 to April 2005. Prior to his employment with us, Mr. Perkins held various positions with our predecessors. From July 2003 through January 2005, Mr. Perkins was the Vice President and General Manager of the Evergreen Mining Company Division of Horizon Natural Resources, where he was responsible for all aspects of operations management of a large-scale union-free surface mining operation in West Virginia. Prior to that, Mr. Perkins was the Vice President and General Manager of Horizon’s Kentucky Division—Union-Free from October 2001 until June 2003, where he was directly responsible for operations, planning, engineering, coal preparation and reclamation. From May 1999 until September 2001, Mr. Perkins was the Vice President—Appalachian Region Union-Free Surface Operations of AEI Resources where he was primarily responsible for the planning and daily management of all union-free operations in the Appalachian region. Mr. Perkins has a B.S. in Geology from Kent State University.

Charles G. Snavely—Executive Vice President, Mining Operations

Mr. Snavely has been our Executive Vice President, Mining Operations since August 2010, our Senior Vice President, West Virginia and Northern Region Operations from November 2007 to August 2010 and our Vice President, Planning and Acquisitions from July 2005 to November 2007. Prior to his employment with us, Mr. Snavely was most recently President of Bell County Coal Corporation at James River Coal Company, a Central Appalachia coal producer, from February 1995 until June 2005. His primarily responsibilities included production, engineering, human relations, product shipment and quality, and safety of various mining operations. While at Bell County Coal, Mr. Snavely was also the President of Bledsoe Coal Corporation, Bledsoe Coal Leasing Corporation and Shamrock Coal Company, all subsidiaries of James River Coal Company, from February 2003 until May 2005. Mr. Snavely has a B.S. in Mining Engineering from Virginia Polytechnic Institute and State University.

Joseph R. Beckerle—Chief Accounting Officer

Mr. Beckerle has been our Chief Accounting Officer since October 2007. From August 2005 until October 2007, Mr. Beckerle was our Director of Sarbanes-Oxley Compliance and External Reporting. Before joining us, Mr. Beckerle was employed by AG Edwards, Inc., a financial services holding company, from February 1999 through August 2005, serving most recently as Associate Vice President, Director of Sarbanes-Oxley Compliance and Manager of Regulatory Reporting. Mr. Beckerle also worked at Deloitte & Touche LLP from 1993 to 1999, where he last served as an Audit Senior Manager. Mr. Beckerle received a B.S. in Accounting from Southwest Missouri State University and is a C.P.A. (Certified Public Accountant).

Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers other than among two executive officers, Samuel R. Kitts and Oren Eugene Kitts, who are brothers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes and analyzes our executive compensation program for our Chief Executive Officer, Chief Financial Officer and the three other executive officers named in our Summary Compensation Table. We refer to these five officers throughout the CD&A and the accompanying tables as our “named executive officers.”

Executive Summary

Our executive compensation program is designed to attract, retain and motivate highly qualified individuals with the skills and experience necessary to achieve our business goals and maximize stockholder value. The program seeks to align the compensation of our named executive officers with the attainment of these business goals and the maximization of stockholder value on both a short-term and long-term basis through a combination of base salary, annual performance-based cash bonuses and long-term equity incentive awards.

Achievement of 2010 Business Objectives

We achieved strong operating results for 2010, achieving earnings before interest, income, taxes, depreciation, depletion, amortization, loss on extinguishment of debt and noncontrolling interest (Adjusted EBITDA) of $201 million against budgeted plan of $151 million. Our 2010 safety performance non-fatal days lost accident rate was 2.10, slightly higher than the 1.99 benchmark of 80% of the national weighted rate. In addition, our 2010 violations-per-inspector-day rate for environmental performance was 0.010, which compared favorably to our 2009 rate of 0.011.

Key Executive Compensation Objectives

The key objective of our executive compensation program is to maximize stockholder value by providing compensation opportunities that:

•	are competitive within our peer group and therefore enable us to attract, retain and motivate highly-qualified individuals within a tight marketplace;

•	reinforce the importance of performance and accountability at both the individual and corporate levels; and

•	align the payment of compensation with the attainment of key financial, safety and environmental goals.

In order to achieve our objectives, we provide our named executive officers with a mix of fixed and, within an appropriate risk-taking parameter, at-risk compensation, with a substantial majority of potential annual compensation being at-risk. The amount of this at-risk compensation, which consists of annual performance-based cash bonuses and annual long-term equity incentive awards, is determined based on the achievement of the measures described below. The goal of the Compensation Committee is to set measures that are aggressive, but achievable, such that the executives believe the compensation is at-risk and will become payable only upon achieving performance that meets or exceeds our business objectives.

Key Compensation Decisions for 2010

•

Base Salaries. Base salaries for our named executive officers, other than Mr. Snavely, were not increased in 2010, as they were determined to be competitive at the time of the analysis. Mr. Snavely’s base salary was increased from $300,000 to $360,000 in connection with his promotion to Executive Vice President, Mining Operations.

•

Annual Performance-Based Cash Bonuses. As described below, combining our four measurement components—financial, safety, environmental and discretionary—yielded an annual bonus of 88.8% of the target bonus amount, which was the subject to further adjustment by the Compensation Committee and/or the Chief Executive Officer based on individual performance.

•

Annual Long-Term Equity Incentive Grants. As described below, we granted equity awards to each of the named executive officers in February 2011 based upon metrics similar to those used to determine the annual performance-based cash bonuses.

Overview of Our Compensation Program

Our compensation program is designed to maximize stockholder value by providing compensation opportunities that are competitive within our peer group, enabling us to attract, retain and motivate highly-qualified individuals within a very competitive marketplace, and to align the payment of compensation with the attainment of certain key financial, safety and environmental goals. We believe the achievement of these goals is a key driver to the success of our business within an appropriate risk-taking parameter.

To achieve these goals, we implement and maintain executive compensation programs that are intended to:

•	motivate our named executive officers by providing a substantial majority of their overall annual compensation through at-risk incentives tied to Company and individual performance;

•	balance short-term and long-term goals by providing a mix of annual and long-term incentives; and

•	align the interests of our named executive officers with those of our stockholders by providing long-term incentives in the form of stock options and restricted stock that vest over a period of time.

Elements of Compensation

Our executive compensation program currently consists of:

•	annual base salary;

•	annual performance-based cash bonuses;

•	long-term incentives consisting of annual grants of restricted shares and stock options; and

•	retirement and other benefits such as a Company vehicle and financial planning services.

Role of the Compensation Committee and Management in Determining Executive Compensation

The Compensation Committee is responsible for developing and maintaining appropriate compensation programs for our executive officers, including our named executive officers. In order to carry out these responsibilities effectively, the Compensation Committee:

•	reviews annual compensation and benefit values that are being offered to each executive;

•	analyzes publicly available annual compensation and benefit values that are being offered by peer companies in the coal industry;

•	reviews the performance of senior management, including the named executive officers, with our Chief Executive Officer;

•	determines annual base salaries and the financial and other targets applicable to annual and long-term incentive compensation; and

•	meets with our Chief Executive Officer and other members of senior management in connection with compensation matters and periodically meets in executive session without management.

The Chief Executive Officer, together with members of our Accounting and Legal Departments, works to design and develop compensation programs, to recommend changes to existing plans and programs applicable to named executive officers and other senior executives, to recommend the financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Compensation Committee in making its decisions, and ultimately to implement the decisions of the Compensation Committee.

The Chief Executive Officer and other members of senior management selected a peer group consisting of Alliance Resource Partners LP, Alpha Natural Resources Inc., Arch Coal Inc., CONSOL Energy Inc., James River Coal Co., Massey Energy Co., and Patriot Coal Co. for use by the Compensation Committee in determining the comparability of the compensation of our named executive officers. Each of these companies is either a direct competitor in our geographic market or a coal producer of similar size to us. The use of compensation data relating to these peer companies helps the Compensation Committee to ensure that our executive compensation levels are competitive relative to the companies with which we compete for industry-specific talent in a tight marketplace. An element of compensation is generally determined to be competitive if it is within +/- 15% of the targeted competitive market rates. During its last review, the Compensation Committee reviewed each element and found our base salary levels to be competitive with the median of the proxy information; total cash and total direct compensation levels fell between the 25th and 50th percentiles of the published survey data and the proxy data; and our maximum annual incentive award opportunities were found to be generally in line with the maximum competitive awards for payout levels between 150% and 200% of targeted levels for superior performance.

The Chief Executive Officer is actively engaged in assisting the Compensation Committee in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance, safety and environmental goals for the executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salaries and annual target bonus opportunities for senior management and to develop targets for the short- and long-term incentive plans within the guidelines established by those plans. Targets are set to drive both annual performance and long-term value creation for stockholders.

The Chief Executive Officer also provides input into his own compensation as he participates in an annual self-assessment with the Compensation Committee. This self-assessment includes a review of his view of the accomplishment of his goals against actual performance. In February 2010, the Chief Executive Officer discussed actual targets and goals with the Compensation Committee for the 2010 fiscal year. Except as expressly provided in his employment agreement, the Chief Executive Officer is subject to the same financial performance, safety and environmental goals as the other named executive officers, all of which are approved by the Compensation Committee. However, the Chief Executive Officer voluntarily declined to have his annual bonus calculated in accordance with his employment agreement in both 2009 and 2010.

While the Compensation Committee takes into account the information and recommendations provided by the Chief Executive Officer and other members of management, the Committee ultimately relies on the experience and judgment of the Committee members in making final decisions with respect to compensation matters for the named executive officers.

Rationale for Compensation Decisions

A broad range of facts and circumstances is considered by the Compensation Committee in setting executive compensation. Among the factors considered for executives generally, and for the named executive officers in particular, are Company results, individual performance, experience and market competitiveness. In evaluating individual performance, the Compensation Committee considers each named executive officer’s performance with respect to: safety, commitment, quality of work, quantity of work, initiative, job knowledge, teamwork and communication. We do not assign a particular weight to any of these factors for individual performance, as the importance of each factor may differ from year to year, and may differ among individual named executive officers in any given year. For example, when we recruit externally, market competitiveness and experience, as well as the circumstances unique to a particular candidate, may weigh more heavily in the compensation analysis. In contrast, when determining year-over-year compensation amounts and targets for current named executive officers, business results and market competitiveness generally factor more heavily into the analysis.

Business results for the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed, analyzed and discussed by the Compensation Committee. Payouts are most heavily weighted towards financial results of the most recently completed fiscal year as compared to targets approved by the Compensation Committee under our incentive compensation plans. In addition, these results typically form the basis for setting performance targets for the next fiscal year. To a lesser extent, the Compensation Committee considers the individual performance of our named executive officers. If and when individual performance is considered noteworthy by the Compensation Committee, or if the Compensation Committee determines that an adjustment in compensation is required due to an executive’s change in job duties or in order to maintain market competitiveness and retention value for that individual, then the Compensation Committee may, irrespective of overall Company performance, use its discretion in determining base salaries.

In evaluating the performance of the Chief Executive Officer and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board.

Elements of 2010 Executive Compensation

Base Salary

In determining base salaries, the Compensation Committee evaluates overall Company performance, individual contribution and performance, executive expertise and retention value, base salaries paid for comparable positions in our compensation peer group and total target compensation. Our Compensation Committee usually makes compensation decisions for the new fiscal year at its first meeting each year.

Base salaries were not adjusted for the named executive officers during 2010, except for Mr. Snavely in connection with his promotion to Executive Vice President, Mining Operations. Set forth below is the annualized base salary information for our named executive officers. See the “Summary Compensation Table” for more information.

Name	Salary as of 12/31/10
Bennett K. Hatfield	$575,000
Bradley W. Harris	$285,000
Charles G. Snavely	$360,000
Roger L. Nicholson	$300,000
William Scott Perkins	$300,000

The Compensation Committee met in early 2011 and determined to increase the base salary for each named executive officer. Effective February 27, 2011, the annualized base salaries for the named executive officers were as follows:

Name	Salary as of 2/27/11
Bennett K. Hatfield	$675,000
Bradley W. Harris	$320,000
Charles G. Snavely	$400,000
Roger L. Nicholson	$330,000
William Scott Perkins	$320,000

Annual Performance-Based Cash Bonus

Our annual performance-based cash bonuses are intended to link the compensation of our named executive officers directly to the accomplishment of specific business goals that we believe reflect value creation for the stockholders. Based on the amount of each named executive officer’s base salary, the Compensation Committee has set a target annual incentive compensation opportunity for each named executive officer (other than the Chief Executive Officer) at 100% of base salary. The target annual incentive compensation opportunity is designed to provide substantial incentive for individual and Company performance in the financial, safety and environmental aspects of the business, while offering incentive compensation that is competitive with the compensation peer group.

The Chief Executive Officer’s target annual incentive compensation is set at 200% of his base salary in accordance with his employment agreement. Our Chief Executive Officer voluntarily declined at his initiative, as he did in 2009, to have his annual bonus calculated in accordance with his employment contract for 2010, and instead elected to utilize the same performance-based methodology by which annual bonuses were calculated for the rest of the senior management team, representing a voluntary reduction in the amount of bonus paid.

Under our annual performance-based cash bonus program, no bonus is payable if performance falls below the threshold level (other than at the discretion of the Compensation Committee), and there is a potential maximum award of 110% of an executive’s target award based on the following:

Component	Component Weighting	Target	Maximum
Financial Performance	70%	100%	100%
Safety	10%	100%	150%
Environmental	10%	100%	150%
Discretionary	10%	100%	100%

The bonuses paid to the named executive officers under our bonus plan were determined by multiplying the incentive target (in dollars) by an award multiple. The award multiple is determined based on the results of three performance targets: Adjusted EBITDA representing 70% of the total award, and safety and environmental performance representing 10% each of the total award. A discretionary component to be determined by the Compensation Committee represents the final 10% of the total award.

•

Financial Performance: Our 2010 Adjusted EBITDA target for compensation purposes was set in December 2009 at $150.971 million. The amount was chosen because it was determined based on the 2010 business plan to be achievable, yet aggressive, and therefore, at-risk. Our 2010 actual Adjusted EBITDA was $201.075 million. Accordingly, the Compensation Committee awarded 100% of the 70% in respect of financial performance.

•

Safety Performance: Our safety performance metric is the non-fatal days lost (NFDL) accident rate, which we believe is the most commonly used metric to measure safety in the coal industry, weighted for our actual production mix. NFDL is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked. Our NFDL weighted average rate in fiscal 2010 was 2.10, which was slightly higher than 1.99, the target for achievement of 100% of the safety component, which is 80% of the national weighted NFDL average rate of 2.49. Based on this measure, the Compensation Committee awarded 78% of the 10% safety component.

•

Environmental Performance: Our environmental performance is based on violations per inspector day, a commonly used metric within the coal industry. The violations-per-inspector-day rate (VPID) is calculated based on the total number of environmental notices of violation we received from federal and state mining inspectors per day that an inspector inspects our sites. Our violations per inspector day in 2010 was 0.010, which is slightly better than our 2009 rate of 0.011. Based on the slight decrease in the total number of violations, the Compensation Committee awarded 110% of the 10% environmental component.

•

Discretionary: The Compensation Committee may grant a discretionary component in the calculation of annual bonuses to take into account specific notable achievements during a year that may not be covered in the financial performance, safety and environmental components. The Compensation Committee did not grant a discretionary component in determining 2010 annual bonuses.

Combining the four components in calculating the annual bonus: financial was 100% of 70%, or 70%; safety was 78% of 10%, or 7.8%; environmental was 110% of 10%, or 11%; and discretionary was 0% of 10%, or 0%, yielding an annual bonus of 88.8% of the target bonus amount. The Compensation Committee authorized the Chief Executive Officer to adjust the individual annual bonus awarded by up to 20% more than the calculated annual bonus amount, or down to zero, for each executive officer based on 2010 performance in their individual areas of responsibility. The calculated annual bonus award for each of the named executive officers resulted in the annual bonus as set forth in the table below. In addition, in recognition of the significant progress made by the Company in reaching internal goals, his continued development of the management team and the exceptional leadership of the Chief Executive Officer during a difficult financial period, the Compensation Committee awarded the Chief Executive Officer an additional discretionary bonus of 19%.

2010 Annual Cash Bonus

Name	Target Award as a % of Salary	Target Award	Actual Payout as a % of Target	Actual Payout ($)
Bennett K. Hatfield	200%	$1,194,231	105.5%	$1,260,477
Bradley W. Harris	100%	$295,962	91.8%	$271,693
Charles G. Snavely	100%	$331,154	103.8%	$343,738
Roger L. Nicholson	100%	$311,538	100.8%	$314,031
William Scott Perkins	100%	$311,538	78.0%	$243,050

See the “Summary Compensation Table” and “Grants of Plan-Based Awards” for more information.

The 2010 target bonus awards in the preceding table are based upon each named executive officer’s adjusted eligible W-2 earnings, which may vary from the named executive officer’s annualized base salary from year to year due to the number of payroll periods that fall within any given year. See the “Summary Compensation Table” and “Grants of Plan-Based Awards” for more information.

In November 2010, we set the financial performance target for our named executive officers’ 2011 cash incentive payment based on Adjusted EBITDA. This financial performance target reflects our expectations for coal industry conditions for 2011, and the need to set an achievable, yet aggressive, goal for incentive purposes, such that the executive believes that the payment is at-risk.

Although payments must be perceived to be at-risk to incentivize strong performance, we do not believe that our cash incentive compensation program promotes inappropriate risk-taking by our named executive officers. We believe that our selection of Adjusted EBITDA as the financial performance measure encourages management to take a balanced approach that focuses on corporate profitability and therefore serves to maximize stockholder value without encouraging excessive risk-taking by our named executive officers.

Stock-Based Compensation

We grant equity incentive awards in the form of stock options and restricted stock, each vesting over a specified period of time. We believe that stock options provide appropriate incentives to our named executive officers because they have intrinsic value only if our stock price increases after the grant date. We believe that restricted stock awards are appropriate because they encourage steady growth in the value of our stock and immediately align the interests of our named executive officers with those of our stockholders. By providing an appropriate mix of stock options and restricted stock to our named executive officers, we believe that we provide a well-balanced set of incentives that will create and maximize stockholder value without encouraging inappropriate risks.

Both stock options and restricted shares generally vest 25% per year over a period of four years, subject to the holder’s continued employment; however, all stock option and restricted stock grants will immediately vest upon a change of control and all restricted stock grants will also immediately vest upon the holder’s death or disability. Stock options expire ten years from the date of grant.

Initial equity awards for our Chief Executive Officer and those members of senior management who report directly to the Chief Executive Officer are authorized by the Compensation Committee. For new hires in management positions below those members of senior management, initial equity awards are authorized by the Chief Executive Officer, who has been granted the authority to make individual awards at levels pre-established by the Compensation Committee.

Under our protocol for determining annual equity awards, the Compensation Committee determines annual equity awards for our executives in or about February of each year. The protocol was designed to encourage the creation of long-term value for our stockholders and promote employee recruitment, retention and equity ownership. Equity awards are based on the same performance metrics used for the annual cash bonus, but with 70% attributable to financial performance, 20% to safety performance and 10% to environmental stewardship, with no general discretionary component. Each of the components has a target, threshold and maximum range as follows:

Component	Component Weighting	Threshold	Target	Maximum
Financial	70%	75%	100%	135%
Safety	20%	125%	100%	50%
Environmental	10%	150%	100%	50%

If performance falls below the threshold level, no award is granted, other than at the discretion of the Compensation Committee. If performance falls between threshold and target or between target and maximum, the award level earned is determined on a pro rata basis. If performance exceeds the maximum award level, the award is capped at the value attributable to the maximum award level. The total value of the equity awards is determined as a percentage of the average base salary for employees participating in that level. Our Chief Executive Officer is in a level by himself and the other named executive officers are in a level with other senior management. The threshold, target and maximum award percentage levels are as follows:

Target Award as a Percentage of Salary

Title	Threshold	Target	Maximum
Chief Executive Officer	50%	100%	200%
Other Named Executive Officers	25%	50%	100%

The percentages were determined so as to position the Company at or near the median of our peer group companies. The total value of the award is then allocated 40% to restricted stock and 60% to stock options. The value of the award allocated to restricted stock is divided by the per share closing stock price on the date the award is approved. The value of the award allocated to stock options is divided by the fair value of an individual stock option, as determined on the same day using the Black-Scholes option-pricing model.

Equity awards related to 2010 performance for executives, including our named executive officers, were based on the same financial performance target that the Compensation Committee set in December 2009 for annual cash bonus awards. Based on our executives’ actual performance with respect to these targets (and after weighting safety performance to reflect 20% of the calculation instead of the 10% for which it accounts in calculating annual cash bonuses), the equity awards granted in February 2011 (25% vesting on April 30 in each of 2012, 2013, 2014 and 2015) to each of our named executive officers were as follows:

Equity Awards Related to 2010 Performance

Name	Restricted Stock	Stock Options
Bennett K. Hatfield	44,195	118,156
Bradley W. Harris	11,068	29,590
Charles G. Snavely	11,068	29,590
Roger L. Nicholson	11,068	29,590
William Scott Perkins	11,068	29,590

We do not believe that the use of these performance targets in making equity incentive awards has encouraged or will encourage inappropriate risk-taking by our executives. As with our cash incentive awards, we believe that our selection of Adjusted EBITDA as a financial performance measure encourages management to take a balanced approach that focuses on corporate profitability and therefore serves to maximize stockholder value without encouraging excessive risk-taking by our named executive officers. Our 2011 Adjusted EBITDA target reflects our expectations for coal industry conditions for 2011, and the need to set an achievable, yet aggressive, goal for incentive purposes, such that the executive believes that the payment is at-risk.

Stock Ownership Guidelines

Both management and our Board of Directors believe that our executives should acquire and retain a significant amount of our stock in order to further align their interests with those of stockholders. Our Chief Executive Officer is encouraged to achieve stock ownership equal to five times his annual base salary through retention of initial and annual stock awards and restricted stock grants. Senior executives who report directly to the Chief Executive Officer, including the other named executive officers, are encouraged to achieve ownership equal to three times their annual base salary. All executives are encouraged to meet these ownership levels within five years after assuming their executive positions. In addition, the Board of Directors adopted ownership guidelines for non-employee directors commencing in 2011, establishing a goal that each non-employee director achieve stock ownership (including through ownership of restricted share units) equal in value to three times the annual retainer within five years of becoming a director. Our executive officers and directors are either in compliance with this guideline or are expected to be in compliance by their five-year anniversary.

Retirement Benefits

We believe that retirement benefits provided to our senior management, including the named executive officers, are an important part of our total compensation program in order to be competitive with our peer group companies. Our retirement benefits are currently provided through our 401(k) plans, medical benefit plans and life insurance plans. Pursuant to our 401(k) plan, we provide specified matching contributions, within applicable limitations under the Internal Revenue Code, to all participants, including our named executive officers. See the “Summary Compensation Table” for information regarding matching contributions made to our 401(k) plan on behalf of our named executive officers.

Perquisites

We annually review any perquisites that our Chief Executive Officer and the other named executive officers may receive. In addition to the cash and equity compensation discussed above, we provide our named executive officers with the same benefit package available to all salaried employees. The package includes:

•	health and dental insurance;

•	Company-paid basic life insurance; and

•	Company-paid long-term disability insurance.

As described in the “Summary Compensation Table” below, we provide additional incentives and benefits in certain circumstances to some of our named executive officers. These perquisites consist of Company vehicles and Company-paid financial planning services. Additionally, in accordance with Mr. Hatfield’s employment agreement, we are paying premiums until March 2015 with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s spouse’s family trust. Our use of perquisites as an element of compensation is limited and is largely based on our belief that it is common among our peer group to provide them. We do not view perquisites as a significant element in our comprehensive compensation structure, but we do believe that perquisites can be used in conjunction with base salary and incentive compensation to attract, retain and motivate highly skilled individuals in a competitive environment.

Change in Control and Severance Benefits

Our senior executive officers, including our named executive officers, are eligible for benefits and payments upon certain terminations of their employment, as further described below under “Potential Payments upon Termination or Change in Control.” Mr. Hatfield’s benefits are provided pursuant to his employment agreement, and the benefits for other senior members of management, including the other named executive officers, are provided pursuant to our Executive Severance Plan. The Compensation Committee continues to evaluate from time to time the benefits and payments provided pursuant to the Executive Severance Plan.

The Compensation Committee believes that having these provisions helps to maintain the executive officers’ objectivity in decision-making and provides another vehicle to align the interests of our named executive officers with the interests of our stockholders. In addition, the Compensation Committee believes that change-in-control protections are necessary to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control, allowing our senior management to focus on running our Company to maximize stockholder value and mitigate the diversion of management’s attention due to uncertainty with respect to their employment situation.

Tax Deductibility

We are mindful of the potential impact upon us of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1.0 million per year. We intend to maximize the corporate tax deduction. However, while our incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that we must attract and retain qualified executives and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility. The Compensation Committee has approved the compensation of certain of our named executive officers, recognizing that a portion of that compensation may not ultimately be deductible under Section 162(m).

Compensation Policies and Practices as Related to Risk Management

All of our salaried employees are eligible to receive annual cash bonuses based on the same matrix of components as senior management: financial, safety and environmental performance, and a component determined by the Compensation Committee in its discretion. Management then proposes an adjustment to annual bonus targets, up or down, to reflect that year’s performance or contribution of each particular business unit. Members of senior management also conduct an assessment of employees in their respective areas to determine whether an individual adjustment is appropriate. Certain management employees also receive stock option grants and restricted stock grants based primarily on the same metrics. The equity awards are allocated 60% to stock options and 40% to restricted stock for executive officers and other more senior-level employees, and 40% to stock options and 60% to restricted stock for management participants who do not fall into the senior category. The balance of cash and equity incentives provides a balance between our near-term operational success and the long-term strategic growth of the Company.

The Compensation Committee reviews and approves the final compensation decisions and reports them to the full Board of Directors. The Compensation Committee and the Board of Directors believe that this methodology provides adequate incentives without encouraging undue risk-taking by our employees. The Board of Directors believes that this methodology also aligns the interests of our employees with those of senior management and our stockholders.

COMPENSATION COMMITTEE REPORT

Our Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE

Cynthia B. Bezik

Maurice E. Carino, Jr.

Stanley N. Gaines (Chair)

Samuel A. Mitchell

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our principal executive officer, our principal financial officer and our other three most highly compensated officers who were serving as executive officers at the end of 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Bennett K. Hatfield, President and Chief Executive Officer	2010	597,115	–	217,501	435,927	1,260,477	(3)	–	320,562	(4)	2,831,582
	2009	575,000	–	178,793	276,690	983,250		–	125,568	(5)	2,139,301
	2008	515,288	–	312,000	570,720	668,000		–	347,055	(6)	2,413,063

Bradley W. Harris, Senior Vice President, Chief Financial Officer and Treasurer	2010	295,962	–	52,768	105,760	271,693	(3)	–	167,285	(7)	893,468
	2009	285,000	–	45,234	70,003	229,425		–	99,336	(8)	728,998
	2008	269,077	–	72,000	137,760	177,020		–	300,735	(9)	956,592

Charles G. Snavely, Executive Vice President, Mining Operations	2010	331,154	–	52,768	105,760	343,738	(3)	–	104,169	(10)	937,589
	2009	300,000	–	45,234	70,003	286,500		–	54,277	(11)	756,014
	2008	260,192	–	72,000	137,760	192,050		–	103,738	(12)	765,740

Roger L. Nicholson, Senior Vice President, Secretary and General Counsel	2010	311,538	–	52,768	105,760	314,031	(3)	–	110,910	(10)	895,007
	2009	300,000	–	45,234	70,003	264,000		–	59,211	(11)	738,448
	2008	268,154	–	72,000	137,760	182,364		–	108,852	(12)	769,130

William Scott Perkins, Senior Vice President, Kentucky-Illinois Region	2010	311,538	–	52,768	105,760	243,050	(3)	–	102,399	(13)	815,515
	2009	300,000	–	45,234	70,003	241,500		–	52,204	(14)	708,941
	2008	280,096	–	72,000	137,760	183,700		–	104,468	(15)	778,024

(1)	This column reflects the aggregate grant date fair value of all restricted stock granted during the fiscal years ended December 31, 2010, 2009 and 2008, respectively, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“ASC 718”). However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Amounts shown do not include dividend, as none were paid during the fiscal years ended December 31, 2010, 2009 or 2008. For further details on the vesting provisions and other material terms of these awards, see “Outstanding Equity Awards at Fiscal Year-End.” For further details on the assumptions used in the valuation of the awarded restricted stock, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	This column reflects the aggregate grant date fair value of all stock options granted during the fiscal years ended December 31, 2010, 2009 and 2008, respectively, in accordance with ASC 718. However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Amounts shown do not include dividend, as none were paid during the fiscal years ended December 31, 2010, 2009 or 2008. For further details on the vesting provisions and other material terms of these awards, see “Outstanding Equity Awards at Fiscal Year-End.” For further details on the assumptions used in the valuation of the awarded options, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)

Represents 91.8% of the target award for Mr. Harris, 103.8% for Mr. Snavely, 100.8% for Mr. Nicholson and 78.0% for Mr. Perkins. Mr. Hatfield voluntarily declined to have his bonus calculated in accordance with his employment contract and instead decided to have his bonus calculated in the same manner as the senior management team described in the “Compensation Discussion and Analysis—Annual Cash Bonus.” Mr. Hatfield’s bonus represents 105.5% of the target award calculated in this manner. See Footnote 1 to “Grants of Plan-Based Awards” table for additional information about the calculation of Mr. Hatfield’s bonus pursuant to his employment contract.

(4)	Includes a $99,940 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes premiums paid with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s designee, the use of one Company vehicle and certain financial planning services. Beginning in 2010, Mr. Hatfield waived his right to be reimbursed for taxes incurred for the value of use of a Company vehicle and the Company does not reimburse executive officers for taxes incurred for the value of financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(5)	Includes a $33,556 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes premiums paid with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s designee, the use of one Company vehicle and certain financial planning services. Mr. Hatfield was also reimbursed $3,752 for the payment of taxes on income attributable to the value of his use of the Company vehicle and $7,833 for the payment of taxes on income attributable to the value of the financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(6)	Includes a $127,721 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes premiums paid with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s spouse’s family trust, the use of one Company vehicle and certain financial planning services. Mr. Hatfield was also reimbursed $4,926 for the payment of taxes on income attributable to the value of his use of the Company vehicle and $7,528 for the payment of taxes on income attributable to the value of the financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(7)	Includes a $48,835 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services and life insurance. Beginning in 2010, the Company does not reimburse executive officers for taxes incurred for the value of financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(8)	Includes a $26,045 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services, life insurance and $7,833 as reimbursement for the payment of taxes on income attributable to the value of the financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(9)	Includes a $112,984 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services, life insurance and $7,528 as reimbursement for the payment of taxes on income attributable to the value of the financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(10)

Includes a $24,199 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services and life insurance. Beginning in 2010, the Company does not reimburse executive officers for taxes incurred for the value of financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(11)	Includes a $7,744 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services, life insurance and $7,833 as reimbursement for the payment of taxes on income attributable to the value of the financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(12)	Includes a $29,474 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services, life insurance and $7,528 as reimbursement for the payment of taxes on income attributable to the value of the financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(13)	Includes a $23,592 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services and life insurance. Beginning in 2010, the Company does not reimburse executive officers for taxes incurred for the value of financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(14)	Includes a $7,549 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services, life insurance and $7,597 as reimbursement for the payment of taxes on income attributable to the value of the financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

(15)	Includes a $28,584 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle, certain financial planning services, life insurance and $7,301 as reimbursement for the payment of taxes on income attributable to the value of the financial planning services. For grants of restricted stock made in respect of 2008 and subsequent years, the Company does not assist in paying taxes on the vesting.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table sets forth information regarding the grants of annual cash incentive compensation during 2010 to our executives named in the 2010 Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Bennett K. Hatfield	2/23/10	–	$1,194,231	(1)	$–	(1)	–	–	–	52,920	155,134	$4.11	$653,428
Bradley W. Harris	2/23/10	–	$295,962	(2)	$325,558	(2)	–	–	–	12,839	37,637	$4.11	$158,528
Charles G. Snavely	2/23/10	–	$331,154	(2)	$364,269	(2)	–	–	–	12,839	37,637	$4.11	$158,528
Roger L. Nicholson	2/23/10	–	$311,538	(2)	$342,692	(2)	–	–	–	12,839	37,637	$4.11	$158,528
William Scott Perkins	2/23/10	–	$311,538	(2)	$342,692	(2)	–	–	–	12,839	37,637	$4.11	$158,528

(1)	Pursuant to Mr. Hatfield’s employment agreement, he is eligible for a targeted annual bonus of 200% of his base salary if our EBITDA for the prior year is between 90% and 110% of forecasted EBITDA; provided, however, that the Annual Bonus awarded will increase by 2% of any variance above 110% or decrease by 2% of any variance below 90%. For 2010, Mr. Hatfield would have been entitled to a bonus of $1,894,368 representing a bonus of 159% of the target. At his initiative, Mr. Hatfield voluntarily declined to have his bonus calculated in accordance with his employment contract for 2010, and instead received the same percentage as the rest of the senior management team, prior to an additional discretionary bonus awarded by the Compensation Committee.

(2)	Pursuant to our annual non-equity incentive program, each named executive officer is eligible for a targeted annual bonus equal to 100% and a maximum annual bonus equal to 110% of the named executive’s salary if our prior year’s performance meets threshold levels in the areas of safety, environmental stewardship, profitability and discretionary performance assessments. As further described in the “Compensation Discussion and Analysis,” the calculated annual bonus award for each of the executive officers, prior to individual adjustment, was 88.8% of target.

(3)	This column reflects the aggregate grant date fair value of all restricted stock and stock options granted during the fiscal year ended December 31, 2010 in accordance with ASC 718. However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Amounts shown do not include dividends, as none were paid during the fiscal years ended December 31, 2010, 2009 or 2008. For further details on the assumptions used in the valuation of the awarded restricted stock and stock options, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2010 for our executive officers named in the 2010 Summary Compensation Table.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (A)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Bennett K. Hatfield	319,052	–		–	10.97	03/22/15	–		–	–	–
	116,000	–		–	7.19	07/01/16	–		–	–	–
	87,000	29,000	(1)	–	6.00	03/26/18	6,500	(2)	50,310	–	–
	58,000	58,000	(3)	–	6.00	03/26/18	13,000	(4)	100,620	–	–
	100,250	300,750	(5)	–	1.52	03/03/19	88,220	(6)	682,825	–	–
	–	155,134	(7)	–	4.11	02/23/20	52,920	(8)	409,601	–	–

Bradley W. Harris	40,000	–		–	6.24	08/31/16	–		–	–	–
	21,000	7,000	(1)	–	6.00	03/26/18	1,500	(2)	11,610	–	–
	14,000	14,000	(3)	–	6.00	03/26/18	3,000	(4)	23,220	–	–
	25,363	76,090	(9)	–	1.52	03/03/19	22,319	(10)	172,749	–	–
	–	37,637	(11)	–	4.11	02/23/20	12,839	(12)	99,374	–	–

Charles G. Snavely	40,000	–		–	11.00	06/29/15	–		–	–	–
	28,000	–		–	7.19	07/01/16	–		–	–	–
	21,000	7,000	(1)	–	6.00	03/26/18	1,500	(2)	11,610	–	–
	14,000	14,000	(3)	–	6.00	03/26/18	3,000	(4)	23,220	–	–
	25,363	76,090	(9)	–	1.52	03/03/19	22,319	(10)	172,749	–	–
	–	37,637	(11)	–	4.11	02/23/20	12,839	(12)	99,374	–	–

Roger L. Nicholson	50,000	–		–	11.00	04/25/15	–		–	–	–
	28,000	–		–	7.19	07/01/16	–		–	–	–
	21,000	7,000	(1)	–	6.00	03/26/18	1,500	(2)	11,610	–	–
	14,000	14,000	(3)	–	6.00	03/26/18	3,000	(4)	23,220	–	–
	25,363	76,090	(9)	–	1.52	03/03/19	22,319	(10)	172,749	–	–
	–	37,637	(11)	–	4.11	02/23/20	12,839	(12)	99,374	–	–

William Scott Perkins	50,000	–		–	11.00	04/25/15	–		–	–	–
	28,000	–		–	7.19	07/01/16	–		–	–	–
	21,000	7,000	(1)	–	6.00	03/26/18	1,500	(2)	11,610	–	–
	14,000	14,000	(3)	–	6.00	03/26/18	3,000	(4)	23,220	–	–
	25,363	76,090	(9)	–	1.52	03/03/19	22,319	(10)	172,749	–	–
	–	37,637	(11)	–	4.11	02/23/20	12,839	(12)	99,374	–	–

(A)	Based on a closing market price of $7.74 per share on December 31, 2010.
(1)	These options will vest on June 30, 2011.
(2)	The restrictions on these shares will lapse on June 30, 2011.
(3)	These options will vest in two equal installments on March 25, 2011 and 2012.

(4)	The restrictions on these shares will lapse in two equal installments on March 25, 2011 and 2012.

(5)	These options will vest in three equal installments on April 30, 2011, 2012 and 2013.

(6)	The restrictions on these shares will lapse in equal installments of 29,407 shares on April 30, 2011 and 2012, and 29,406 shares on April 30, 2013.

(7)	These options will vest in equal installments of 38,784 shares on April 30, 2011 and 2012, and 38,783 shares on April 30, 2013 and 2014.

(8)	The restrictions on these shares will vest in four equal installments on April 30, 2011, 2012, 2013 and 2014.

(9)	These options will vest in equal installments of 25,363 shares on April 30, 2011 and 2012, and 25,364 shares on April 30, 2013.

(10)	The restrictions on these shares will lapse in equal installments of 7,440 shares on April 30, 2011 and 2012, and 7,439 shares on April 30, 2013.

(11)	These options will vest in equal installments of 9,409 shares on April 30, 2011, 2012 and 2013, and 9,410 shares on April 30, 2014.

(12)	The restrictions on these shares will vest in equal installments of 3,210 shares on April 30, 2011, 2012 and 2013, and 3,209 shares on April 30, 2014.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

The following table sets forth information regarding the number and value of stock options exercised and stock vested during 2010 for our executive officers named in the 2010 Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Bennett K. Hatfield	—	—	48,907		$233,625
Bradley W. Harris	—	—	20,440		$90,084
Charles G. Snavely	—	—	11,940	(1)	$57,359
Roger L. Nicholson	—	—	11,940	(1)	$57,359
William Scott Perkins	—	—	11,940		$57,359

(1) Includes a restricted stock grant of 29,759 shares. Restrictions on 7,440 shares lapsed during 2010, of which 2,452 shares have been withheld to satisfy tax withholdings.

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, we have entered into an amended and restated employment agreement with Mr. Hatfield which provides benefits upon the termination of his employment under certain conditions, including in connection with a change-in-control, by us without cause and by the named executive officer with good reason. These provisions for Mr. Hatfield are set forth in his employment agreement. Importantly, these provisions limit our ability to downwardly adjust certain aspects of Mr. Hatfield’s compensation, including his base salary and target incentive compensation, without triggering Mr. Hatfield’s right to receive termination benefits.

In addition, the Compensation Committee approved and adopted an Executive Severance Plan in 2007 (as amended for some technical matters in December 2009, the “Executive Severance Plan”), which provides certain severance and other benefits to eligible employees (including our named executive officers other than Mr. Hatfield) whose employment is involuntarily terminated by us (other than for cause) or by the employee as a result of a reduction in 10% or more of the employee’s base salary. We determined that, in order to be competitive with our peer companies and to assist in executive retention, it was appropriate to adopt the Executive Severance Plan and to continue it at this time.

We view all of these severance protection benefits as an important component of the total compensation package for our named executive officers. In our view, having these provisions helps to maintain the named executive officers’ objectivity in decision-making and provides another vehicle to align the interests of our named executive officers with the interests of our stockholders.

Employment Agreement

Employment Agreement with Bennett K. Hatfield

On December 31, 2009, we entered into an Amended and Restated Employment Agreement with Mr. Hatfield to continue to serve as our President, Chief Executive Officer and as a member of our Board of Directors. The amended and restated agreement does not provide any additional benefits to Mr. Hatfield, as the amendments were technical changes to comply with Section 409A of the Internal Revenue Code, and removed certain historical compensation provisions. The term of Mr. Hatfield’s employment under the amended and restated agreement ends on March 31, 2012, and may be automatically extended for successive one-year terms. The amended and restated employment agreement provides for a base salary to Mr. Hatfield of $575,000 per year

(which was increased to $675,000 per year, effective February 27, 2011), subject to annual review by the Board of Directors. In addition, Mr. Hatfield is entitled to receive an annual bonus based upon the achievement of certain financial results measured by the Company meeting certain EBITDA targets. Mr. Hatfield’s target annual bonus for each year of his employment term is 200% of his base salary. Under the terms of the amended and restated employment agreement, Mr. Hatfield receives term life insurance in the amount of $3.0 million for a period of 62 months from January 1, 2010 (which policy is owned by the Deborah L. Hatfield Article VIII Descendants Trust), and participates in employee benefit plans and programs that we have adopted for executive level employees.

Upon Mr. Hatfield’s termination of employment for any reason, he is entitled to earned but unpaid base salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans (such payments and benefits, “accrued payments and benefits”). In addition to the accrued payments and benefits, Mr. Hatfield is also entitled to (i) a pro rata bonus, based on ICG’s actual performance, upon any termination of employment (other than as a result of a termination by us for “cause,” as defined in the agreement), (ii) three times the sum of base pay and bonus (based on his prior year’s base pay and bonus) and company-paid COBRA premiums in respect of medical and dental coverage for a period not to exceed 24 months in the event Mr. Hatfield’s employment is terminated without cause or by him for “good reason,” as defined in the agreement (the “Severance Payment”), and (iii) the sum of his base salary and bonus (based on his prior three years’ average) in the event we do not renew the term of his employment contract. The accrued payments and benefits will be paid in a lump sum within 60 days from the date of termination and the pro rata bonus in respect of the year in which termination occurs will be paid no later than March 15th of the year following year in which the termination occurs. The Severance Payment will be paid quarterly over the two-year period following the date of Mr. Hatfield’s termination of employment. Mr. Hatfield is also entitled to an additional payment, if necessary, to offset the impact of any excise tax in respect of payments or benefits that are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. In order to receive the Severance Payment under his employment agreement, Mr. Hatfield must execute a release of all claims against us.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Hatfield or his estate if his employment had terminated on December 31, 2010, under various circumstances, see “—Potential Payments and Benefits Upon Termination of Employment.”

Under the terms of the employment agreement, Mr. Hatfield may not disclose any confidential information or data concerning us or our business during the term of Mr. Hatfield’s employment and thereafter. In addition, during Mr. Hatfield’s term of employment and for a period of two years following the date Mr. Hatfield ceases to be employed by us, Mr. Hatfield may neither solicit certain of our employees to leave our employment, nor solicit our customers or business associates to cease doing business with us. A material breach of these covenants terminates our obligation to make any remaining payments under the employment agreement.

Potential Payments and Benefits Upon Termination of Employment

The following table sets forth the amount of payments to our named executive officers pursuant to individual employment agreements or the Executive Severance Plan, as applicable, in the event of a termination of employment as a result of (i) voluntary termination (not for cause), (ii) termination for cause, (iii) involuntary termination, (iv) termination following a change in control, (v) retirement, (vi) disability and (vii) death. The payments made to Mr. Hatfield upon termination or a change in control are governed by his employment agreement. All other potential payments and benefits upon termination or a change of control for the other named executive officers are governed by the Executive Severance Plan. Potential payments relating to stock option and restricted stock awards are governed by individual restricted stock agreements and stock option agreements under the Amended and Restated 2005 Equity and Performance Incentive Plan.

Payment of benefits under either the Executive Severance Plan or under Mr. Hatfield’s employment agreement, as applicable, are conditioned upon execution of a general release of claims against us and compliance with confidentiality and non-solicitation covenants for a period of two years. Revocation of the general release or a material breach of the confidentiality and non-solicitation covenants terminates our obligations under the Executive Severance Plan and Mr. Hatfield’s employment agreement, as applicable.

The amounts shown in the table below assume that each named executive officer was terminated on December 31, 2010. Accordingly, the table reflects amounts earned as of December 31, 2010 and includes estimates of amounts to be paid to each named executive officer upon the occurrence of a termination or change in control. Actual amounts to be paid to a named officer can only be determined at the actual time of a termination or change in control.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include earned but unpaid salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans. In addition to the accrued payments and benefits, pursuant to his employment agreement, Mr. Hatfield is entitled to receive a pro rata bonus, based on our actual performance, upon termination (other than for cause).

The named executive officers are not entitled to receive any form of severance payments or other benefits upon a voluntary decision to terminate employment or upon termination for cause, other than accrued but unpaid salary, bonus and other benefits. In addition, Mr. Hatfield forfeits any cash bonus for the year of his termination in the event of a termination for cause.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT(1)

Event	Bennett. K. Hatfield		Bradley. W. Harris		Charles. G. Snavely		Roger. L. Nicholson		William. S. Perkins
Voluntary Termination by Named Executive or Retirement(2)
Pro Rata Non-Equity Incentive(3)	$1,260,477		$—		$—		$—		$—

Total	$1,260,477		$—		$—		$—		$—

Termination for Cause by Us
N/A	$—		$—		$—		$—		$—

Total	$—		$—		$—		$—		$—

Termination by Us Without Cause or by Named Executive with Good Reason(4)
Pro Rata Non-Equity Incentive(3)	$1,260,477		$—		$—		$—		$—
Severance	4,674,750	(5)	285,000	(6)	360,000	(6)	300,000	(6)	300,000	(6)
Healthcare Benefits(7)	32,563		24,422		24,422		24,422		24,422
Life Insurance	10,331	(8)	1,950	(9)	1,950	(9)	1,950	(9)	1,950	(9)
Acceleration of Stock Awards	3,828,537	(10)	—		—		—		—

Total	$9,806,658		$311,372		$386,372		$326,372		$326,372

Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control
Pro Rata Non-Equity Incentive(3)	$1,260,477		$—		$—		$—		$—
Severance	4,674,750	(5)	285,000	(6)	360,000	(6)	300,000	(6)	300,000	(6)
Healthcare Benefits(7)	32,563		24,422		24,422		24,422		24,422
Life Insurance	10,331	(8)	1,950	(9)	1,950	(9)	1,950	(9)	1,950	(9)
Acceleration of Stock Awards(11)	3,828,537		953,395		953,395		953,395		953,395

Total	$9,806,658		$1,264,767		$1,339,767		$1,279,767		$1,279,767

Disability(12)
Pro Rata Non-Equity Incentive(3)	$1,260,477		$—		$—		$—		$—
Life Insurance(9)	—		1,950		1,950		1,950		1,950
Acceleration of Stock Awards(13)	1,243,356		306,953		306,953		306,953		306,953

Total	$2,503,833		$308,903		$308,903		$308,903		$308,903

Death
Pro Rata Non-Equity Incentive(3)	$1,260,477		$—		$—		$—		$—
Acceleration of Stock Awards(13)	1,243,356		306,953		306,953		306,953		306,953
Life Insurance Proceeds(14)	3,500,000		500,000		500,000		500,000		500,000

Total	$6,003,833		$806,953		$806,953		$806,953		$806,953

(1)	The amounts assume the date of termination and the date of change in control to be December 31, 2010, as applicable. Payment of accrued but unpaid salary and benefits are not included, as these benefits are generally available to all salaried employees in the event of termination of employment.

(2)	Named executive officers are entitled to healthcare and life insurance benefits upon retirement upon the same terms as all salaried employees, subject to the terms of the Retiree Healthcare Benefits Plan, if they are employees with at least 10 years of continuous service, elect to retire from active employment with us at age 62 or older, and are participants in the International Coal Group, Inc. Healthcare Benefits Plan for active employees on the date of retirement. In addition, all outstanding vested stock options expire 90 calendar days after the date of retirement and all outstanding unvested restricted stock awards and unvested stock option awards immediately terminate upon retirement.

(3)	Represents pro rata bonus payable upon termination in a lump sum, based on the Company’s actual performance for the applicable performance period (pro rated to the date of termination).

(4)	Includes termination by Messrs. Harris, Snavely, Nicholson or Perkins as a result of a reduction in 10% or more of the employee’s base salary.

(5)	Represents three times the sum of base pay and bonus, based on prior year’s annualized base pay and bonus. These payments are made in a lump sum.

(6)	Represents annualized salary for 12 months following termination, payable bi-monthly in accordance with our normal payroll practices.

(7)	Represents estimated payments of COBRA premiums to be paid by us over a period of time not to exceed 18 months following termination for Messrs. Harris, Snavely, Nicholson and Perkins and 24 months for Mr. Hatfield.

(8)	Represents total estimated payments of life insurance premiums to be paid by us monthly until March 15, 2015.

(9)	Represents total estimated payments of life insurance premiums to be paid by us over a period of time not to exceed 12 months following termination.

(10)	In addition to any amounts that may be realized by Mr. Hatfield from any vested and unrestricted stock awards he may hold, Mr. Hatfield is entitled to acceleration of his unvested stock options and restricted stock awards in the event of his termination by us without cause or by Mr. Hatfield with good reason. The value of the accelerated restricted stock is the product of the total number of unvested or restricted shares of restricted stock multiplied by $7.74, the closing price of our common stock on December 31, 2010. The value of the accelerated stock options is based on the spread between the applicable stock option exercise price and $7.74, the closing price of our common stock on December 31, 2010. Only those unvested stock options that have an exercise price less than $7.74 have been included in the table for Acceleration of Stock Awards.

(11)	In addition to any amounts that may be realized by the named executives from any vested and unrestricted stock awards they may hold, upon a change in control, our stock option and restricted stock agreements provide for acceleration of unvested stock options and restricted stock awards. Unexercised stock options will then terminate unless otherwise provided in the change in control documentation. In lieu of acceleration, the Compensation Committee may provide for a cash payment or the issuance of new awards with substantially the same terms. The amounts shown assume acceleration of vesting. The value of the accelerated restricted stock is the product of the total number of unvested or restricted shares of restricted stock multiplied by $7.74, the closing price of our common stock on December 31, 2010. The value of the accelerated stock options is based on the spread between the applicable stock option exercise price and $7.74, the closing price of our common stock on December 31, 2010. Only those unvested stock options that have an exercise price less than $7.74 have been included in the table for Acceleration of Stock Awards.

(12)	Healthcare and disability benefits are not included, as these benefits are generally available to all salaried employees in the event of disability.

(13)	In addition to any amounts that may be realized by the named executives from any vested and unrestricted stock awards they may hold, in the event of a termination by death or disability, all shares of restricted stock will immediately vest and become unrestricted. Outstanding but unvested stock options are automatically forfeited and vested stock options will terminate automatically one year after death or disability. The amounts set forth in the table for Acceleration of Stock Awards include only accelerated restricted stock. The value of the accelerated restricted stock is the product of the total number of unvested or restricted shares of restricted stock multiplied by $7.74, the closing price of our common stock on December 31, 2010.

(14)	Includes proceeds of life insurance policies payable by third parties for which life insurance premiums are payable by us.

DIRECTOR COMPENSATION IN FISCAL 2010

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(9)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bennett K. Hatfield(1)	--		--	--	--	--	--	--
Wilbur L. Ross, Jr.	61,200	(2)	50,000	--	--	--	--	111,200
Cynthia B. Bezik	53,400	(3)	100,000	--	--	--	--	153,400
Maurice E. Carino, Jr.	75,600	(4)	50,000	--	--	--	--	125,600
William J. Catacosinos	91,800	(5)	50,000	--	--	--	--	141,800
Stanley N. Gaines	93,400	(6)	50,000	--	--	--	--	143,400
Samuel A. Mitchell	85,200	(7)	50,000	--	--	--	--	135,200
Wendy L. Teramoto	67,600	(8)	50,000	--	--	--	--	117,600

(1)	We do not pay director fees to members of our Board of Directors who are also employees.

(2)	Represents annual director fee of $50,000 and attendance fees of $11,200.

(3)	Ms. Bezik elected to receive her 2010 annual retainer in Company stock. The quarterly director fee of $12,500 was divided by the closing stock price on the last day of the quarter, or if such day was not a trading day, the next following trading day. The shares issued were: 2,735 shares on April 1, 2010, 3,247 shares on July 1, 2010, 2,350 shares on October 1, 2010 and 1,615 shares on January 3, 2011. She also received attendance fees of $38,400 and an annual committee chair retainer of $15,000.

(4)	Represents annual director fee of $50,000 and attendance fees of $25,600.

(5)	Represents annual director fee of $50,000, attendance fees of $36,800 and an annual committee chair retainer of $5,000.

(6)	Represents annual director fee of $50,000, attendance fees of $38,400, and an annual committee chair retainer of $5,000.

(7)	Represents annual director fee of $50,000 and attendance fees of $35,200.

(8)	Represents annual director fee of $50,000 and attendance fees of $17,600.

(9)	Each non-employee director was issued 12,165 restricted share units on February 23, 2010. This amount reflects the grant date fair value of the restricted share units which must be settled in shares of common stock. The dollar amount associated with all outstanding restricted share unit awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010 in accordance with ASC 718 was $350,000. For further details on the assumptions used in the valuation of these awards, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Director Restricted Stock Unit Grants

In December 2008, the Board of Directors approved an annual restricted share unit grant with a grant date value equal to $50,000 (the “Annual RSU Grant”) for each member of the Board of Directors, to be granted at the same time as the annual equity awards granted to our executive officers. Each restricted stock unit represents a contingent right to receive one share of our common stock upon the six-month anniversary of the date on which the director ceases to provide services, subject to the director’s compliance with certain confidentiality and non-disparagement provisions. The number of shares issuable is calculated by dividing $50,000 by the closing stock price of the Company’s common stock on the NYSE on the grant date.

Compensation Committee Interlocks and Insider Participation

Cynthia B. Bezik, Maurice E. Carino, Jr., Stanley N. Gaines and Samuel A. Mitchell served on the Compensation Committee during the 2010 fiscal year. None of these persons were officers or employees of the Company during 2010, nor were any of them formerly officers of the Company. Additionally, none of the Compensation Committee members were related to any person who would require disclosure under Item 404 of Regulation S-K.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL

We expect the following proposal to be presented by the Office of the Comptroller of the City of New York at the 2011 Annual Meeting. The New York City Comptroller’s address and number of shares it beneficially owns will be provided to any stockholder promptly upon oral or written request to the Secretary of the Company. Following SEC rules, other than minor formatting changes, the proposal and supporting statement as they were submitted to us are set forth below verbatim. We take no responsibility for statements made by the sponsor in connection with the proposal.

Our Board of Directors recommends that you vote AGAINST this proposal for the reasons explained below.

WHEREAS:

In October 2009, a National Academy of Sciences report stated that the burning of coal to generate electricity in the U.S. causes about $62 billion a year in “hidden costs” for environmental damage, not including the costs for damage associated with GHG emissions. According to the U.S. EPA, monetized costs and benefits of complying with the Clean Air Act and its amendments total over $700 million and $23 trillion, respectively.

In September 2010, Wood MacKenzie stated, “Of the several EPA anticipated and proposed non-carbon regulations, those with the most significant anticipated impact on the coal-fired fleet are: the Clean Air Transport Rule; Mercury Maximum Achievable Control Technology (MACT) standard; Hazardous Air Pollutants (HAP) standards; and a new rule under the Clean Water Act (CWA).” “Compliance with the anticipated EPA rules for further regulating non-carbon emissions would require installing expensive emissions controls on generators not yet retrofitted.” As coal-fired plants lose their competitive advantage to more stringent regulations, many will be forced into the red and early retirement, while others will be encouraged to switch to more emission-efficient natural gas.

In September 2010, the Wall Street Journal reported, based upon multiple sources including Bernstein Research, that if all coal-fired power plants must install sulfur-dioxide scrubbers to meet EPA emissions standards for mercury and acid gases, energy production by coal-fired plants will decrease by approximately 9.6% by 2015, and this slack in production will probably be buttressed by a migration to natural gas. For instance, in August 2010 the Tennessee Valley Authority announced that it will idle nine coal-fired plants while continuing to expand its natural gas capacity. The U.S. Energy Information Administration reports that, whereas coal accounted for 18% and natural gas accounted for 42% of total new capacity in 2009, it’s predicted that coal will decrease to 10% and natural gas will increase to 82% of total new capacity by 2013.

A comprehensive two-year study released by the MIT Energy Initiative in 2010 (assuming a scenario where the U.S. mandates a reduction in greenhouse gas emissions to 50% of 2005 levels by 2050) predicts that total energy use would decrease, as well as coal’s share of the generation mix – to be substantially replaced by natural gas. “Because national energy use is substantially reduced, the share represented by gas is projected to rise from about 20% of the current national total to around 40% in 2040.”

RESOLVED: Shareholders request a report (reviewed by a board committee of independent directors) on how the company is responding to increasing regulatory and public pressure to significantly reduce pollution from the company’s operations and use of its primary products. This report will omit proprietary information, be prepared at reasonable cost, and be made available to shareholders by September 1, 2011.

Board of Directors Recommendation:

Our Board of Directors recommends that stockholders vote AGAINST this proposal.

We are mindful of the public debate concerning climate change and existing and proposed efforts, including regulatory and legislative efforts, to reduce carbon dioxide, mercury, sulfur dioxide and other emissions from the burning of coal. Indeed, all forms of electrical generation, from solar, wind and nuclear energy to the burning of fossil fuels, pose various environmental concerns that must be balanced against the country’s need for affordable and dependable electricity supply. The Company supports efforts to develop and install reasonable and cost-effective emissions-control technologies on the nation’s fleet of coal-fired power plants in order to address emissions concerns while securing a dependable and affordable electricity supply for our citizens.

Our Company strives to achieve high standards in environmental stewardship with respect to its mining operations. We are committed to compliance with environmental requirements applicable to us, as well as any such requirements that may apply to us in the future. Current federal and state regulations require that all lands disturbed by mining be restored to stringent environmental standards. In addition, the Company has adopted various environmental programs that go well beyond regulatory requirements and many of our operations have been recognized as leaders in environmental compliance and post-mining land restoration. For example, our Hazard and Eastern subsidiaries have joined in an effort to reintroduce the American chestnut tree to Appalachia as part of our larger voluntary program to restore hardwood forests on mined lands. Certain of our eastern Kentucky operations have also actively partnered with educational, public and private entities to engage in certain wildlife enhancement projects, such as the study of bee colony collapse disorder and the reintroduction of elk into the region on restored surface-mined lands. Many of our mining operations have been recognized for their efforts in post-mining land restoration, including our Hazard, Eastern, Beckley and Vindex operations. The Company also has undertaken to capture and commercially market coalbed methane, a greenhouse gas, where economically feasible.

Even with respect to construction of new mining facilities, the Company invests heavily to incorporate facility improvements that minimize risk of pollution impacts to surrounding communities from fugitive dust or surface water runoff. At the new ICG Illinois mine portal facility, for example, we are investing nearly $20 million in an overland conveyor that is expected to eliminate the need to truck tens of millions of tons of unprocessed coal to the processing plant over the next 20 years. At the new Tygart #1 mining complex, we intend to structurally enclose the outside conveyors, coal transfer stations, and the coal processing plant to better control fugitive dust. At nearly all new mines where coal trucking is required, we pave most haulroad segments at the point where they intersect public highways so as to minimize tracking of mud onto public thoroughfares and into communities.

The Company has also recognized and adapted to the changing environmental regulatory landscape. Ninety percent of our reserves are accessible using underground mining methods, so nearly all of the Company’s projected growth is expected to derive from new or expanded underground mining operations. In 2004, 64% of the Company’s production was from surface mining. In 2010, surface mining accounted for only 48% of our production, and by 2016, less than a third of our production is expected to be surface mined. Three of our predominantly surface-mining operations, Hazard, Eastern and Vindex, have either opened or intend to develop within the next few years, underground mining complexes to replace diminishing surface production.

We are primarily a coal producer serving the electric power generation industry and other industries by supplying coal which we mine from a number of mining complexes in several states. Our electric power generation customers burn these fuels to produce energy. Carbon dioxide and certain other emissions are resulting by-products of this combustion process. The stockholder proposal has direct relevancy to power generators; however, as our Company and its subsidiaries do not have any power plant operations, this proposal with respect to the use of our products is not directly relevant to the Company.

The Company recognizes, and has publicly disclosed that regulatory and legislative actions concerning greenhouse gas and other emissions and the Clean Water Act could have a material adverse effect on the Company’s business, either through direct taxes and other costs, reduced demand for our products or other impacts. We will continue to carefully monitor these matters and make appropriate public disclosures in the future.

In the meantime, management recommended, and the Board of Directors concurred, that a special study and report of the type contemplated by the stockholder proposal was not a useful expenditure of management time or Company resources. Therefore, the Board of Directors recommends you vote AGAINST this proposal.

The affirmative vote of a majority of the voting power of the shares present or by proxy and entitled to vote is required for adoption of this stockholder proposal. Abstentions and broker non-votes will have the effect of votes “AGAINST” the proposal.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2011 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card, by Internet or by telephone will vote your shares in accordance with their best judgment on such matters. The Chairman of the 2011 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board of Directors if the proposal or nominee was not properly submitted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own 5% or more of common stock as of February 14, 2011;

•	each member of our Board of Directors and each of our named executive officers as of March 25, 2011; and

•	all members of our Board of Directors and our executive officers as a group as of March 25, 2011.

Name and address of beneficial owner(1)	Number of Shares Beneficially Owned(2)	Percentage
V. Prem Watsa (3)	22,577,788	11.1%
WL Ross Group, L.P.(4)	12,268,723	6.0%
Steelhead Partners, LLC(5)	11,825,000	5.8%
BlackRock, Inc.(6)	11,499,790	5.6%
Joseph R. Beckerle	59,317	*
Bennett K. Hatfield	1,533,936	*
Phillip Michael Hardesty	289,119	*
Bradley W. Harris	252,801	*
Oren Eugene Kitts	302,306	*
Samuel R. Kitts	304,306	*
Roger L. Nicholson	305,104	*
Gary A. Patterson	74,858	*
William Scott Perkins	286,801	*
Charles G. Snavely	282,849	*
Cynthia B. Bezik(7)	48,355	*
Maurice E. Carino, Jr. (7)	4,000	*
William J. Catacosinos(7)	–	*
Stanley N. Gaines(7)	20,000	*
Samuel A. Mitchell(7)	35,000	*
Wilbur L. Ross, Jr. (7)	12,268,823	6.0%
Wendy L. Teramoto(7)	–	*
All directors and executive officers as a group (17 persons)	16,067,575	7.9%

* Less than 1%.

(1)	Unless otherwise noted, the address for this person is c/o International Coal Group, Inc., 300 Corporate Centre Drive, Scott Depot, WV 25560.

(2)

The shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days (including restricted shares and options to purchase shares of our common stock which are exercisable or will be exercisable within 60 days). Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(3)	Based on information contained in a report on Schedule 13D filed with the SEC on December 17, 2010. Mr. V. Prem Watsa, 1109519 Ontario Limited (“1109519”), The Sixty Two Investment Company Limited (“Sixty Two”), 810679 Ontario Limited (“810679”) and Fairfax Financial Holdings Limited (“Fairfax”) beneficially share voting and dispositive powers. Odyssey America Reinsurance Corporation (“Odyssey America”), Clearwater Insurance Company (“Clearwater”), TIG Insurance Company (“TIG”), Wentworth Insurance Company Ltd. (“Wentworth”) and nSpire Re Limited (“nSpire”) beneficially own 11,888,965, 1,405,125, 5,930,229, 1.185,600 and 3,572,994 shares, respectively, with shared voting and dispositive powers. V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, Odyssey America, Clearwater, TIG, Wentworth an d nSpire disclaim beneficial ownership of the shares of common stock. The address for V. Prem Watsa, 1109519, 810679 and Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7; the address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3; the address of Odyssey America and Clearwater is 300 First Stamford Place, Stamford, Connecticut 06902; the address of TIG is 250 Commercial Street, Suite 500, Manchester, NH 03101; the address of Wentworth is Building #2 – Suite 1A, Manor Lodge Complex, Lodge Hill, St. Michael, Barbados; the address of nSpire is First Floor, 25-28 Adelaide Road, Dublin 2, Republic of Ireland.

(4)	Based on information contained in a report on Schedule 13D filed with the SEC on December 17, 2010. Represents 2,859,927 shares held directly by WLR Recovery Fund L.P. (“Fund I”), 7,634,294 shares held directly by WLR Recovery Fund II, L.P. (“Fund II”), 1,774,502 shares held directly by WLR Recovery Fund III, L.P. (“Fund III”) and 12,268,723 shares held directly by Wilbur L. Ross, Jr. WLR Recovery Associates LLC is the general partner of Fund I. WLR Recovery Associates II LLC is the general partner of Fund II. WLR Recovery Associates III LLC is the general partner of Fund III. WL Ross Group, L.P. is the managing member of WLR Recovery Associates LLC, WLR Recovery Associates II LLC and WLR Recovery Associates II LLC. Wilbur L. Ross, Jr., one of our directors, is the managing member of El Vedado, LLC, which is the general partner of WL Ross Group, L.P. Accordingly, Mr. Ross, El Vedado, LLC, WL Ross Group, L.P., Fund I, Fund II, Fund III, WLR Recovery Associates LLC, WLR Recovery Associates II LLC, and WLR Recovery Associates III LLC can be deemed to share voting and dispositive power over the shares held directly by Fund I, Fund II and Fund III. Mr. Ross disclaims beneficial ownership over these shares. The address for WL Ross Group, L.P. is 1166 Avenue of the Americas, New York, New York 10036, Attn: Wendy L. Teramoto and the address for Mr. Ross is 319 Clematis Street, Room 1000 (10th Floor), West Palm Beach, Florida 33401.

(5)

Based on information contained in a report on Schedule 13G filed with the SEC on February 4, 2011. Steelhead Navigator Master, L.P. (“Steelhead Navigator”) beneficially owns and has voting and dispositive powers with respect to 11,640,000 shares of common stock. Steelhead Partners, LLC (“Steelhead”) holds Steelhead Navigator’s shares for its benefit. Steelhead, as Steelhead Navigator’s investment manager, and James Michael Johnston and Brian Katz Klein, as member-managers of Steelhead, disclaim beneficial ownership o f the shares held by Steelhead Navigator. The address for Steelhead Navigator is 333 108th Avenue NE, Suite 2010, Bellevue, Washington 98004.

(6)

Based on information contained in a report on Schedule 13G filed with the SEC on February 4, 2011. BlackRock, Inc. (“BlackRock”) beneficially owns and has voting and dispositive powers with respect to 11,499,790 shares of common stock. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(7)	Does not include Restricted Stock Units issued to each non-employee director that do not vest until upon the six-month anniversary of the date on which the director ceases to provide services, subject to certain conditions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5’s were required for those persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2010 were met in a timely manner by our directors, executive officers, and greater than 10% beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our directors, executive officers, greater than 5% stockholders and their immediate family members (each, a “Related Person”) may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

In December 2006, the Board of Directors adopted a written Policy for Review of Transactions Between Us and Our Directors, Executive Officers and Other Related Persons (referred to as the “Policy”) governing transactions, arrangements and relationships involving more than $50,000 in which a Related Person has a direct or indirect material interest (“Related Person Transactions”). Pursuant to the Policy, Related Person Transactions must initially be reviewed by our General Counsel. Our General Counsel may take any of the following actions: allow the transaction if the amount involved is less than $120,000 and the terms are comparable to those that could be obtained in an arm’s length transaction with an unrelated party; allow the transaction if he determines it to be in our best interests; request that the Nominating and Corporate Governance Committee pre-approve the transaction; or allow the transaction subject to ratification by the Nominating and Corporate Governance Committee. Our General Counsel is required to report all transactions to the Nominating and Corporate Governance Committee at each of its regularly scheduled meetings.

Pursuant to the Policy, the Nominating and Corporate Governance Committee has pre-approved certain categories of transactions even though they may constitute Related Person Transactions. These categories are:

•	transactions available to all employees;

•	transactions involving less than $50,000 when aggregated with all similar transactions;

•	transactions involving compensation or indemnification of executive offers and directors duly authorized by the Board of Directors or appropriate Board of Directors committee;

•	transactions involving reimbursement for routine expenses in accordance with our policy; and

•	purchases of any products at retail on the same terms available to the public generally.

Under the Advisory Services Agreement, dated as of October 1, 2004, between WL Ross & Co. LLC (“WLR”) and us, WLR agreed to provide advisory services to us (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to our business and operation of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is paid a quarterly fee of $500,000 and reimbursed for any reasonable out-of-pocket expenses (including expenses of third-party advisors retained by WLR).

The Advisory Services Agreement is for a term until the earlier of (i) the entry of a final non-appealable judgment that WLR is in breach of its obligation under the agreement or in breach of its duty of loyalty to us as an equity holder; (ii) the seventh anniversary of the effective date of the agreement; or (iii) the 30th day after receipt by WLR of a termination payment (as defined in the agreement). We also have the right to terminate the agreement upon written notice to WLR following (a) the 90th day after which WLR and its affiliated entities cease to own at least 25% of our equity beneficially owned by them on October 1, 2005, or (b) the 30th day after which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR.

On December 22, 2009, the Company entered into a privately negotiated agreement with Fairfax Financial Holdings Limited, Odyssey America Reinsurance Corporation and TIG Insurance Company, all of which share voting and dispositive power with Mr. V. Prem Watsa with respect to 26% of our outstanding common stock. The agreement provided for the exchange of $30 million aggregate principal amount of our 9.00% Convertible Senior Notes due 2012 for approximately 8.6 million shares of our common stock. The transaction was approved by the Nominating and Corporate Governance Committee pursuant to the above-described Policy.

Pursuant to our Second Amended and Restated Certificate of Incorporation, Third Amended and Restated By-laws, indemnification agreements and certain contractual obligations, we are obligated to advance legal fees to our directors and officers under certain circumstances, subject to limitations of the Delaware General Corporation Law. The Company did not record any expense in 2010 relating to this obligation.

AUDIT MATTERS

Fees of Independent Registered Public Accounting Firm

For work performed in regard to 2010 and 2009, we paid Deloitte & Touche LLP the following fees for services, as categorized:

	2010	2009
	(in millions)
Audit fees(1)	$1.57	$1.76
Audit-related fees(2)	$0.10	$0.09
Tax fees(3)	$0.09	$0.23
All other fees	$0.00	$0.00

(1)	Includes fees for audit services principally relating to the annual audit and quarterly reviews, as well as fees of approximately $0.38 million related to capital restructuring costs in 2010 and $0.18 million related to a shelf registration statement on Form S-3 in 2009.

(2)	Includes fees pertaining principally to audits of our employee benefit plans.

(3)	Fees for services rendered relating to tax compliance matters.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a pre-approval procedure relating to audit and permitted non-audit services by ICG’s independent registered public accounting firm. The Audit Committee’s policy is to review and pre-approve the audit and non-audit services performed by our independent auditors to ensure that the services do not impair the auditors’ independence. The Audit Committee approved all of the services provided by Deloitte & Touche LLP in 2010 and 2009. Additional engagements may be pre-approved by the Audit Committee from time to time, provided that pre-approval by the Audit Committee will not be required for de minimis non-audit services that are not prohibited services under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the Public Company Accounting Oversight Board. The Audit Committee will approve an annual program of work for audit, audit-related and tax services and may revise the list of pre-approved services and pre-approved fee levels from time to time based on subsequent determinations.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee for action by written consent. The Audit Committee may delegate one or more members of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by ICG’s independent registered public accounting firm and associated fees, provided that such member reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, in accordance with its written charter, assists the Board of Directors in fulfilling its responsibility for monitoring the integrity of our accounting, auditing and financial reporting practices. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent registered public accounting firm is responsible for reviewing and auditing the financial statements and expressing an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report.

The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent registered public accounting firm and the report of the independent registered public accounting firm. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010 with our management and has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and Rule 2-07 of Regulation S-X, Communication with Audit Committees. In addition, Deloitte & Touche LLP has provided the Audit Committee with, and the Audit Committee has reviewed, the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from us and our management. The Audit Committee has reviewed with the independent registered public accounting firm the scope and plan for its audit.

The Audit Committee has met and discussed with management and the independent registered public accounting firm the fair and complete presentation of our consolidated financial statements. The Audit Committee has discussed significant accounting policies applied in the consolidated financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent registered public accounting firm.

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

In addition, the Audit Committee has selected Deloitte & Touche LLP as ICG’s independent registered public accounting firm for 2011.

A copy of the Audit Committee’s written charter can be found on our website (www.intlcoal.com) by clicking on Investor Relations,” and then “Corporate Governance” and is available in print.

The Audit Committee

Cynthia B. Bezik (Chair)

William J. Catacosinos

Stanley N. Gaines

Samuel A. Mitchell

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Proposals which stockholders desire to have included in our proxy statement for the 2012 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Secretary and received by us later than December 17, 2011. Such proposals must be addressed to International Coal Group, Inc., at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, and should be submitted to the attention of Roger L. Nicholson by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2012 Annual Meeting is February 15, 2012. If a stockholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Annual Meeting. The requirements found in our Third Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

In accordance with our Third Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2012 Annual Meeting of Stockholders only if our Secretary receives written notice of any such nominations no earlier than January 16, 2012 and no later than February 15, 2012. Any stockholder notice of intention to nominate a director shall include:

•	as to the nominee:

•	the name, age, business and residential address, and principal occupation or employment of such person;

•

the class, series and number of our securities owned of record or beneficially by such person as of the date of the notice and the date or dates the securities were acquired and the investment intent of each acquisition;

•

any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation under the Exchange Act);

•

any other information relating to such person that the Board of Directors or any nominating committee of the Board of Directors reviews in considering any person for nomination as a director, as will be provided by the Secretary of the Company upon request; and

•	as to the stockholder giving the notice and any stockholder associate:

•	the name and address of the stockholder, as they appear on our stock ledger, and, if different, the current name and address of the stockholder and any stockholder associate;

•

a representation that the stockholder or the stockholder associate is a holder of record or beneficially of our securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•	the class, series and number of our securities that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice;

•	a description of any material relationships, including legal, financial and compensatory, among the stockholder giving the notice, any stockholder associate and the proposed nominee(s);

•	a description of any derivative positions related to any class or series of our securities owned of record or beneficially by the stockholder or any stockholder associate;

•

a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any stockholder associate with respect to our securities; and

•

a representation that after the date of the notice and up to the date of the meeting each of these persons will provide written notice to our Secretary as soon as practicable following a change in the number of our securities held that equals 1% or more of the then-outstanding our shares and/or entry, termination, amendment or modification of the agreements, arrangements or understanding that results in a change that equals 1% or more of the then-outstanding our shares or in the economic interests underlying these agreements, arrangements or understanding;

•

a representation as to whether either such stockholder or beneficial owner giving notice and any stockholder associate intends, or intends to be part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our shares entitled to vote required to elect such nominee or nominees stockholders and/or otherwise to solicit proxies in support of the proposed nominee; and

•

a written consent of each proposed nominee to serve as a director, if elected, and a representation that the proposed nominee does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director and will comply with our By-laws and all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

For purposes of the notice, a “stockholder associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of our securities owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the stockholder associate.

At the request of the Board, any person nominated by the Board of Directors for election as a director must furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director.

However, if the number of directors to be elected at the annual meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the Board of Directors at least 100 days prior to December 31, 2011, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase if it is received by our Secretary no later than the tenth calendar day after we make such public announcement.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview or telephone. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation. The Board of Directors has retained MacKenzie Partners to assist in soliciting proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the 2011 Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies in the enclosed form will confer to the proxy holders the discretionary authority to vote according to their best judgment.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2010, was filed with the SEC on February 17, 2011 and is being sent to stockholders on or about April 15, 2011. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to International Coal Group, Inc., Attn: General Counsel, 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary

Scott Depot, West Virginia

April 15, 2011

DIRECTIONS TO 2011 ANNUAL MEETING LOCATION

Marriott New York East Side

525 Lexington Avenue

New York, New York 10017

212.755.4000

FROM JFK INTERNATIONAL AIRPORT:

Take Van Wyck Expressway to 495 West (Long Island Expressway). Continue to the Midtown Tunnel and exit on Third Avenue. Turn left on 49th Street. On-site parking available.

FROM LAGUARDIA AIRPORT:

Take Grand Central Parkway West to the Robert F. Kennedy (Triborough) Bridge. Then take FDR Drive South to 49th Street Exit. Continue on 49th Street to Lexington Avenue. On-site parking available.

FROM NEWARK AIRPORT:

Take New Jersey Turnpike North to the Lincoln Tunnel to 42nd Street. Continue to Third Avenue. Turn left on 49th Street. On-site parking available.

FORM OF PROXY CARD

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

12:00 a.m.. Eastern Time, on May 18, 2011.

Vote by Internet

•	Log on to the Internet and go to

  www.investorvote.com/ICO

•	Follow the steps outlined on the secured website.

Vote by Telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA,

  US territories & Canada any time on a touch tone

  telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

ÚIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Ú

A. Proposals – The Board of Directors recommends a vote FOR all the nominees, FOR Proposals 2, 3 and 6 and every 1 YR for Proposal 4. The Board of Directors recommends a vote AGAINST Proposal 5.

1.	Election of three Class III directors for a term of three years:
Wilbur L. Ross, Jr. ☐ FOR ☐ WITHHOLD Bennett K. Hatfield ☐ FOR ☐ WITHHOLD Wendy L. Teramoto ☐ FOR ☐ WITHHOLD
2.	Proposal to ratify Deloitte & Touche LLP as ICG’s independent registered public accounting firm for 2011.	5.	Stockholder proposal regarding pollution reduction.
	☐ FOR ☐ AGAINST ☐ ABSTAIN		☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	Say on Pay – An advisory vote on the approval of executive compensation.	6.	Transaction of such other business as may properly come before the 2011 Annual Meeting or any adjournment or postponement thereof.
	☐ FOR ☐ AGAINST ☐ ABSTAIN		☐ FOR ☐ AGAINST ☐ ABSTAIN
4.	Say When on Pay – An advisory vote on the approval of the frequency of stockholder votes on executive compensation.
	☐ 1Yr ☐ 2Yrs ☐ 3Yrs ☐ ABSTAIN

B. Non-Voting Items

Change of Address – Please print your new address below.

Comments – Please print your comments below.

C. Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) please print date below.	Signature 1 – please keep signature within box.	Signature 2 – please keep signature within box.

ÚIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM-PORTION IN THE ENCLOSED ENVELOPE.Ú

Proxy — International Coal Group, Inc.

Notice of 2011 Annual Meeting of Stockholders

Marriott New York East Side

525 Lexington Avenue

New York, NY 10017

Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2011

Wilbur L. Ross, Jr., Bennett K. Hatfield and Roger L. Nicholson, or any one of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of International Coal Group, Inc. to be held at on May 18, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 6, every 1 YR for Proposal 4 and AGAINST Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)